                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[_]  Definitive Consent Solicitation Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Microelectronic Packaging, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                         MICROELECTRONIC PACKAGING, INC.

                              9577 Chesapeake Drive
                           San Diego, California 92123

                               August ___, 1999

The Board of Directors ("Board") of Microelectronic Packaging, Inc. ("Company") is soliciting your consent to: (1) approve the conversion of approximately $28.06 million in debt owed to eight creditors into Series A Convertible Preferred Stock of the Company and the amendment of one of the creditor's warrants to purchase Common Stock; (2) approve the issuance of Series A Convertible Preferred Stock issued in connection with the debt conversion to 11 employees including officers, a director of the Company and third parties in exchange for their payment of a creditor claim; (3) approve various amendments to the Company's 1993 Stock Option/Stock Issuance Plan to: (i) increase the number of shares of Common Stock authorized for issuance over the term of such plan by an additional 2,309,368 shares; (ii) amend the number of shares available for issuance under such plan for each person participating in any one calendar year to 2,000,000 shares; and (iii) amend the Automatic Option Grant Program to increase the number of shares of Common Stock subject to automatic option grants to be made to new and continuing non-employee Board members; (4) approve the grant of options to purchase 3,721,827 shares of Common Stock to Company employees, officers and directors pursuant to the amended 1993 Stock Option/Stock Issuance Plan; (5) approve the Certificate of Amendment of the Amended and Restated Articles of Incorporation to authorize the issuance of the Series A Convertible Preferred Stock to the creditors, employees, officers and a director of the Company and third parties in connection with the debt conversion; and (6) approve the amendment to the Amended and Restated Articles of Incorporation to authorize the change of the Company's name to Meltronix, Inc. We ask that you return your written consent by ________, 1999.

The Board believes it is in the best interest of the Company and its shareholders to approve Proposals 1-6. Before Proposals 1-6 can be effective, the holders of a majority of the Company's outstanding stock must give their written consent.

IT IS IMPERATIVE THAT WE RECEIVE YOUR CONSENT TO THE ATTACHED PROPOSALS AS SOON AS POSSIBLE, BUT IN NO EVENT LATER THAN AUGUST ___, 1999, BECAUSE YOUR BROKER CANNOT CONSENT TO PROPOSALS 1-6 WITHOUT YOUR WRITTEN CONSENT.

The Board asks you to consent to Proposals 1-6. These consent solicitation materials provide you with detailed information about the Proposals. In addition, you may obtain information about the Company from documents we have filed with the Securities and Exchange Commission. We encourage you to read these consent solicitation materials carefully.

            PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING CONSENT
                            CARD BY _________, 1999.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
              CONSENT TO PROPOSALS 1-6 AS DESCRIBED IN THE ATTACHED
                         CONSENT SOLICITATION STATEMENT.

                         CONSENT SOLICITATION STATEMENT
                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

GENERAL INFORMATION ........................................................   1

     Voting Rights .........................................................   1
     Summary of the Proposals ..............................................   1
     Solicitation of Written Consents ......................................   2
     Revocability of Consents ..............................................   3
     Expense of Consent Solicitation .......................................   4

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ...........   4

     PROPOSAL 1 - APPROVAL OF CONVERSION OF APPROXIMATELY $28.06 MILLION IN
     DEBT OWED TO EIGHT CREDITORS INTO SERIES A CONVERTIBLE PREFERRED STOCK
     OF THE COMPANY AND THE AMENDMENT OF ONE OF THE CREDITOR'S WARRANTS TO
     PURCHASE COMMON STOCK .................................................   7

         Description of and Reasons for Proposal 1 .........................   7
         Summary of Debt to be Converted ...................................   9
         Summary of Principal Terms of Debt Conversion and Mutual
             Settlement and Release Agreement ..............................  13
         Summary of Prior Settlement Agreements Regarding Debt to Creditors   16
         Summary of Principal Terms of Series A Convertible Preferred Stock   17
         Registration Rights ...............................................  19
         Principal Terms of Transpac Warrant ...............................  20
         Opinion of Financial Advisor ......................................  20
         Vote Required and Recommendation for Approval .....................  23

     PROPOSAL 2 - APPROVAL OF THE ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK ISSUED IN CONNECTION WITH THE DEBT CONVERSION TO 11 EMPLOYEES INCLUDING OFFICERS, A DIRECTOR OF THE COMPANY AND THIRD PARTIES IN
     EXCHANGE FOR THEIR PAYMENT OF A CREDITOR CLAIM ........................  24

         Description of and Reasons for Proposal 2 .........................  24
         FI Financial Agreement with STMicroelectronics, Inc. ..............  24
         Assignment of Portion of FI Financial's Interest in
             STMicroelectronics, Inc.'s Debt to Employees, Officers, a
             Director of the Company and Third Parties .....................  25
         Conditions to Purchase of Series A Convertible Preferred Stock
             by Employees, Officers, a Director and Third Parties ..........  26
         Vote Required and Recommendation for Approval .....................  26

Consent Solicitation Statement
Table of Contents (cont'd)

                                                                            Page
                                                                            ----

     PROPOSAL 3 - APPROVAL OF VARIOUS AMENDMENTS TO THE COMPANY'S 1993 STOCK
     OPTION/STOCK ISSUANCE PLAN AS DESCRIBED HEREIN ........................  27

         Description of and Reasons for Proposal 3 .........................  27
         Plan Structure ....................................................  28
         Administration ....................................................  28
         Share Reserve .....................................................  28
         Eligibility .......................................................  28
         Valuation .........................................................  29
         Discretionary Option Grant Program ................................  29
         Automatic Option Grant Program ....................................  29
         Stock Issuance Program ............................................  30
         Acceleration ......................................................  30
         Financial Assistance ..............................................  30
         Special Tax Election ..............................................  31
         Amendment and Termination .........................................  31
         Federal Income Tax Consequences ...................................  31
         Accounting and Income Tax Treatment ...............................  32
         Conditions to Approval of Amendments to 1993 Stock Plan ...........  32
         Vote Required and Recommendation for Approval .....................  33

     PROPOSAL 4 - APPROVAL OF GRANT OF OPTIONS TO PURCHASE 3,721,827 SHARES
     OF COMMON STOCK TO COMPANY EMPLOYEES, OFFICERS AND DIRECTORS PURSUANT
     TO AMENDED 1993 STOCK OPTION/STOCK ISSUANCE PLAN ......................  33

         Description of and Reasons for Proposal 4 .........................  33
         Conditions to Issuance of Additional Options to Employees,
             Officers and Directors ........................................  34
         Vote Required and Recommendation for Approval .....................  34

     PROPOSAL 5 - APPROVAL OF CERTIFICATE OF AMENDMENT OF AMENDED AND
     RESTATED ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF THE
     SERIES A CONVERTIBLE PREFERRED STOCK TO THE CREDITORS, EMPLOYEES,
     OFFICERS AND A DIRECTOR OF THE COMPANY AND THIRD PARTIES IN CONNECTION
     WITH THE DEBT CONVERSION ..............................................  34

         Description of and Reasons for Proposal 5 .........................  34
         Background ........................................................  35
         The Proposal ......................................................  35
         Conditions to Approval of Amended and Restated Articles of
             Incorporation .................................................  35
         Vote Required and Recommendation for Approval .....................  35

Consent Solicitation Statement
Table of Contents (cont'd)


                                                                            Page
                                                                            ----

     PROPOSAL 6 - APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES
     OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO MELTRONIX, INC ..  36

         Description of and Reasons for Proposal 6 .........................  36
         Vote Required and Recommendation for Approval .....................  36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .............................  36

EXECUTIVE COMPENSATION AND RELATED INFORMATION .............................  38

         Summary of Cash and Certain Other Compensation ....................  38
         Option Grants in Last Fiscal Year .................................  40
         Aggregated Option Exercises and Fiscal Year-End Values ............  40
         Compensation Committee Interlocks and Insider Participation in
             Compensation Decisions ........................................  40
         Employment Contracts and Termination of Employment and Change in
             Control Arrangements ..........................................  40
         Board of Directors Report on Executive Compensation ...............  41

INFORMATION INCORPORATED BY REFERENCE ......................................  45

ANNEX A - RESOLUTIONS OF ACTIONS BY WRITTEN CONSENT .......................  A-1

FINANCIAL INFORMATION .....................................................  F-1

EXHIBITS

         Exhibit A   Form of Debt Conversion and Mutual Settlement and Release
                     Agreement and Form of First Amendment thereto
         Exhibit B   Form of Final Certificate of Amendment of Amended and
                     Restated Articles of Incorporation
         Exhibit C   Form of Registration Rights Agreement
         Exhibit D   Form of Transpac Warrant and Amendment No. 1
         Exhibit E   Form of Assignment Agreement
         Exhibit F   Form of IBM Proceeds Agreement
         Exhibit G   Letter Agreement between the Company, FI Financial LLC and
                     STMicroelectronics, Inc.
         Exhibit H   Form of L.H. Friend, Weinress, Frankson and Presson, Inc.
                     Opinion

                         MICROELECTRONIC PACKAGING, INC.

                           --------------------------

                         CONSENT SOLICITATION STATEMENT
                    FOR SHAREHOLDER ACTION BY WRITTEN CONSENT

                           --------------------------


     This Consent Solicitation Statement ("Consent Statement") has been prepared by the management of Microelectronic Packaging, Inc. ("Company" or "MPI") and is being furnished in connection with the solicitation by the Board of Directors of the written consent of the Company's shareholders.

     The Company intends to distribute this Consent Statement and the accompanying materials to its Shareholders on or about ________, 1999. The mailing address of the Company's principal executive offices is 9577 Chesapeake Drive, San Diego, California 92123.

     The Company is seeking Shareholder approval of Proposals 1-6. These matters are described in detail in this Consent Statement.

     Attached to the Consent Statement as Annex A is the Resolution of Actions by Written Consent of Shareholders (the "Consent Resolution"). The procedure for indicating approval of the proposals included in the Consent Resolution is described in detail in this Consent Statement.

                               GENERAL INFORMATION

Voting Rights

     The proposals being submitted for Shareholder approval are to be acted upon by written consent, without a meeting, rather than by a vote held at a meeting. The holders of the common stock of the Company ("Common Stock") are entitled to consent or withhold their consent in writing regarding each of the proposals being considered. Each outstanding share of Common Stock is entitled to one vote for or against each proposal.

     The written consent of a majority of the outstanding shares of Common Stock is required to approve each of the respective proposals contained in the Consent Resolution.

Summary of the Proposals

     The Board of Directors has adopted a resolution which declares the advisability of, and submits to the Shareholders for authorization and approval, proposals to:

          1. Approve the conversion of approximately $28.06 million in debt owed to eight creditors into Series A Convertible Preferred Stock of the Company and the amendment of one of the creditor's warrants to purchase Common Stock;

          2. Approve the issuance of Series A Convertible Preferred Stock issued in connection with the debt conversion to 11 employees including officers, a director of the Company and third parties in exchange for their payment of a creditor claim;

          3. Approve various amendments to the Company's 1993 Stock Option/Stock Issuance Plan to:

                    (i) increase the number of shares of Common Stock authorized for issuance over the term of such plan by an additional 2,309,368 shares;

                    (ii) amend the number of shares available for issuance under such plan for each person participating in any one calendar year to 2,000,000 shares; and

                    (iii) amend the Automatic Option Grant Program to increase the number of shares of Common Stock subject to automatic option grants to be made to new and continuing non-employee Board members.

          4. Approve the grant of options to purchase 3,721,827 shares of Common Stock to Company employees, officers and directors pursuant to the amended 1993 Stock Option/Stock Issuance Plan;

          5. Approve the Certificate of Amendment of the Amended and Restated Articles of Incorporation to authorize the issuance of the Series A Convertible Preferred Stock to the creditors, employees, officers, a director of the Company and third parties in connection with the debt conversion; and

          6. Approve the amendment to the Amended and Restated Articles of Incorporation to change the name of the Company to Meltronix, Inc.

     One or more of the proposals may be abandoned by the Board at any time before the Certificate of Amendment of the Amended and Restated Articles of Incorporation with the amendments contained in Proposals 5 and 6 is filed with the California Secretary of State's office, if holders of a majority of the outstanding Common Stock do not approve the proposal, or if for any reason the Board deems it advisable to abandon a proposal.

     Only holders of record of shares of the Company's Common Stock at the close of business on July ___, 1999 ("Record Date") are entitled to execute the Consent Resolution. At the close of business on the Record Date, there were 10,856,890 shares of Common Stock issued and outstanding held by approximately 138 holders of record. The holders of the Common Stock as of the Record Date are referred to in this Consent Statement as the "Shareholders."

Solicitation of Written Consents

     Under California law and under the Company's Bylaws, any action which may be taken at any annual or special meeting of the Shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The matters being considered by the Shareholders are being submitted for action by written consent, rather than by votes cast at a meeting. Attached to this Consent Statement as Annex A is the text of the Consent

Resolution being submitted for Shareholder adoption by written consent. The Consent Resolution provides for the approval of each of the proposals, each of which were summarized above and are more fully described under the captions for each proposal below. In accordance with California law, notice of shareholder approval of the respective proposals without a meeting by less than unanimous written consent, shall be given to the Shareholders at least 10 days before the date the Consent Resolution is effective. Consent Resolutions must be received by the Company on or before ________, 1999.

     Shareholders are requested to indicate approval of and consent to the adoption of the proposals contained in the Consent Resolution, or disapproval thereof, by executing the enclosed copy of the Consent Resolution and by checking the boxes which correspond to the approval or disapproval of the proposed action. Each proposal contained in the Consent Resolution may be considered separately. Failure to check any of the boxes will, if the Consent Resolution has been signed, constitute approval of and consent to the adoption of all of the proposals contained in the Consent Resolution. Signing and indicating approval or disapproval on the Consent Resolution will be deemed to be the granting or denial of written consent to the adoption of each proposal contained in the Consent Resolution.

     Approving a proposal contained in the Consent Resolution and execution of the Consent Resolution will constitute your approval of the proposal, as a Shareholder of the Company. Shareholders who do not approve a proposal or consent to the adoption of the Consent Resolution will nonetheless be bound by the Consent Resolution if written consents representing a majority of the outstanding shares of Common Stock are received by the Company approving the proposal.

     The Board requests that each Shareholder indicate their approval or disapproval of each proposal listed in the Consent Resolution and execute and date the Consent Resolution, indicate the number of Shares being voted, and deliver the Consent Resolution to the Company via regular mail, fax or in person at the following address:

                               Microelectronic Packaging, Inc.
                               Attn: Denis Trafecanty, Senior Vice President
                                     and Chief Financial Officer
                               9577 Chesapeake Drive
                               San Diego, CA  92123
                               Facsimile: (619) 292-7881

A self-addressed stamped envelope is enclosed for your convenience in returning the Consent Resolution. Each Shareholder is requested to indicate on the Consent Resolution the number of shares which the Shareholder is voting. If the Shareholder wishes to vote any shares not registered in his/her name, a written consent of the registered Shareholder of record as of the Record Date must be received by the Company. The Consent Resolution should be returned as soon as possible for receipt no later than __________, 1999.

     Under applicable law, Shareholders who abstain from voting with respect to any proposal, or who vote against any proposal to be considered in this Consent Statement, do not have the right to an appraisal of their shares or any similar dissenter's rights under applicable law.

Revocability of Consents

     When the enclosed Consent Resolution is properly executed and returned, the shares it represents will be voted in accordance with the directions noted thereon, and if no directions are indicated, the shares it represents will be voted in favor of each proposal. Any person providing a Consent Resolution in the form accompanying this Consent Statement has the power to revoke it any time prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the Secretary of the Company, but not thereafter. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office a writing revoking the Consent Resolution. Such revocation shall be effective upon its receipt by the Secretary of the Company.

Expense of Consent Solicitation

     The Company will bear the entire cost of the solicitation of Shareholder approval of the Consent Resolution, including the preparation, assembly, printing and mailing of this Consent Statement, and any additional material furnished to Shareholders. In addition, the Company may reimburse certain persons for their cost of forwarding the solicitation material to Shareholders. The solicitation of consents by mail may be supplemented by telephone, telegram and/or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for any of such services. To assist in the solicitation process, the Company has retained Beacon Hill Partners, Inc. The fee for such services will be approximately $6,500 plus reasonable expenses incurred to distribute the solicitation materials.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information known to the Company regarding the ownership of the Company's Common Stock as of June 30, 1999 for (i) each Director and nominee who owns Common Stock, (ii) all persons or entities who were known by the Company to be beneficial owners of five percent (5%) or more of the Company's Common Stock, (iii) the Chief Executive Officer and other executive officers whose compensation for 1998 were each in excess of $100,000, and (iv) all executive officers and Directors of the Company as a group.

                                                                                         Number of
                                                                                          Shares
                                                                        Percent of     Beneficially     Percent of
                                                          Number of    Total Shares    Owned if All    Total Shares
                                                           Shares       Outstanding      Proposals      Outstanding
                                                        Beneficially   Beneficially       Herein       Beneficially
Name and Address of Beneficial Owner                      Owned(1)         Owned        Adopted(11)      Owned(11)
------------------------------------                      --------         -----        -----------      ---------
Entities that may be deemed to be affiliated with
Transpac Capital Pte. Ltd.(2)
6 Shenton Way
#2D-09 DBS Building, Tower Two
Singapore 068809 ................................         1,342,013         11.8%        9,405,664          30.8%

Joost Tjaden(3)
c/o TBM Associates
3500 Oaklawn, #215
Dallas, Texas 75219 .............................           687,620          6.3%          687,620           2.3%

Cabot Ceramics, Inc.(4)
c/o Cabot Corporation
75 State Street
Boston, MA 02119-1806 ...........................           654,326          6.0%          654,326           2.2%

Counterpoint Master LLC
1301 Avenue of the Americas
40th Floor

New York, NY 10019 ..............................           627,035          5.8%          627,035           2.1%

Anthony J.A. Bryan(5) ...........................           168,333          1.5%          457,866           1.5%

Frank Howland(5) ................................           145,800          1.3%          396,576           1.3%

Waldemar Heeb(5) ................................            15,000          0.1%           40,800           0.1%

Wong Lin Hong(6) ................................         1,357,013         11.9%        9,446,464          31.4%



James Waring(7) .................................         _________         _____      ___________          _____%

Andrew K. Wrobel(8)
c/o Microelectronic Packaging, Inc.
9577 Chesapeake Drive
San Diego, California 92123 .....................           600,000          5.2%        1,711,358           5.5%

Denis J. Trafecanty(9) ..........................           300,000          2.7%        1,001,170           3.3%

Timothy R. Sullivan(10) .........................           150,000          1.3%          434,452           1.5%

All directors and executive officers
as a group (7 persons) ..........................         2,736,146         21.5%       13,488,686          39.8%


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage beneficially owned is based on a total of 10,856,890 shares of Common Stock issued and outstanding as of the Record Date. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the Record Date are deemed outstanding for computing the percentage of the person holding such options or warrants but are not outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) The Transpac entities include Transpac Capital Pte. Ltd. (the "Manager"), a Singapore private limited company; Transpac Industrial Holdings Limited ("TIH"), a Singapore public listed company; Regional Investment Company Limited ("Regional"), a Singapore public limited company; Transpac Equity Fund ("TEF"), a British Virgin Islands trust; Transpac Venture Partnership II ("TVP"), a collective investment scheme; Transpac Manager's Fund ("TMF"), a British Virgin Islands international business company; and NatSteel Equity III Pte Ltd. ("NatSteel"), a Singapore private limited company. The Manager does not have any direct ownership interest in the Company's Common Stock. The Manager has, in its capacity as investment adviser to each of TIH, Regional, TEF and TVP, the power to control the voting and disposition of the 765,466 shares and warrants for 500,000 shares of Common Stock held in the aggregate by TIH, Regional, TEF and TVP and, therefore, may be deemed to be a beneficial owner of such shares. TIH has direct beneficial ownership of 334,069 shares and warrants for 198,500 shares of the Common Stock. TIH shares the power to control the voting and disposition of such 334,069 shares of Common Stock and warrants for 198,500 shares with the beneficial ownership of any shares of Common Stock and warrants for 198,500 shares with the Manager. The Manager further holds warrants to purchase 201,500 shares of Common Stock. TIH disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. Regional has direct beneficial ownership of 92,066 shares of the Common Stock and warrants for 54,500 shares. Regional shares the power to control the voting and disposition of such 92,066 shares of Common Stock and warrants for 54,500 shares with the Manager. Regional disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TEF has direct beneficial ownership of 197,285 shares of the Common Stock. TEF shares the power to control the voting and disposition of such 197,285 shares of Common Stock with the Manager. TEF disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TVP has direct beneficial ownership of 139,415 shares of 139,415 shares of the Common Stock. TVP shares the power to control the voting and disposition of such 139,415 shares of Common Stock with the Manager. TVP disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TMF has direct beneficial ownership of 2,631 shares of the Common Stock. NatSteel has direct beneficial ownership of 76,547 shares of the Common Stock and warrants for 45,500 shares. NatSteel and the Manager have no formal relationship, advisory or otherwise, in respect of the shares of Common Stock held by NatSteel. However, NatSteel anticipates that it may rely upon the advice of Transpac in connection with the voting and disposition of the shares of Common Stock held by it. NatSteel disclaims beneficial ownership of the shares of Common Stock held by any other Transpac entity. The preceding information was partially obtained from a Schedule 13D filed with the Securities and Exchange Commission on or about April 3, 1996. Mr. Wong Lin Hong is Director and Executive Vice President of Transpac Capital Pte. Ltd., and as such may be deemed to share voting and investment power with respect to the Transpac entities' shares. Mr. Wong disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3) Includes shares owned by TBM Associates, Inc. ("TBM"), an investment management company in which Mr. Tjaden is a significant shareholder, and as such may be deemed to share voting and investment power. TBM exercises voting control over shares of MPI common stock held by Bostech Associates (1,719 shares), Ion Associates (33,685 shares) and N.V. Bever Holding (368,094 shares and a warrant to purchase 1,173 additional shares at an exercise price of $5.63). Also includes shares held by Janivo Fonds (99,307 shares) and Van Doorne Group (99,285 shares), over which Mr. Tjaden exercises voting control. Mr. Tjaden disclaims beneficial ownership of all such shares.

(4) Cabot Ceramics, Inc. is a corporation wholly owned by Cabot Corporation. The executive management of Cabot Corporation has voting and investment power over such shares and may be deemed to beneficially own such shares.

(5) All shares are in the form of stock options exercisable within 60 days of the Record Date.

(6) Also includes the 1,342,013 shares owned by the Transpac entities as described in footnote (2) above, and as to 1,342,013 of such shares Mr. Wong disclaims beneficial ownership except to the extent of his pecuniary interest therein. 500,000 of such shares are in the form of a stock purchase warrant exercisable within 60 days of the Record Date.

(7) Mr. Waring is a nominee to the Board and is not currently a Director. Mr. Waring's nomination to the Board is subject to completion of the debt conversion described in Proposal 1 below. Such debt conversion is subject to compliance with definitive agreements for all eight creditors and the approval of the debt conversion by the Company's Shareholders.

(8) Includes options to acquire 600,000 shares of Common Stock which are exercisable within 60 days of the Record Date under the table for the Number of Shares Beneficially Owned, and as to the table for Number of Shares Beneficially Owned if All Proposals Herein are Adopted, includes the 79,358 shares of Common Stock which are initially convertible from the Series A Convertible Preferred Stock to be purchased under Proposal 2, and the option to acquire 1,032,000 shares of Common Stock intended to be granted upon approval of Proposals 3 and 4 herein, all of which are exercisable within 60 days of the Record Date.

(9) Includes options to acquire 300,000 shares of Common Stock which are exercisable within 60 days of the Record Date under the table for the Number of Shares Beneficially Owned, and as to the table for the Number of Shares Beneficially Owned If All Proposals Herein are Adopted, includes the 185,170 shares of Common Stock which are initially convertible from the Series A Convertible Preferred Stock to be purchased under Proposal 2 herein, and the option to acquire 516,000 shares of Common Stock intended to be granted upon approval of Proposals 3 and 4 herein, all of which are exercisable within 60 days of the Record Date.

(10) Includes options to acquire 150,000 shares of Common Stock which are exercisable within 60 days of the Record Date under the table for the Number of Shares Beneficially Owned, and as to the table for the Number of Shares Beneficially Owned if All Proposals Herein are Adopted, includes the 26,452 shares of Common Stock which are initially convertible from the Series A Convertible Preferred Stock to be purchased under Proposal 2 herein, and the option to acquire 258,000 shares of Common Stock intended to be granted upon approval of Proposals 3 and 4 herein, all of which are exercisable within 60 days of the Record Date.

(11) The number of shares beneficially owned by the parties described in this table assumes all of the proposals in this Consent Statement are approved by the Shareholders, for which there can be no assurance, and that the Series A Convertible Preferred Stock referenced in footnotes 8, 9 and 10 is converted as of the Record Date assuming 29,582,444 shares of Common Stock of the Company are outstanding, and that the options to acquire the referenced shares of Common Stock of the Company are exercised as of the Record Date assuming 29,582,444 shares of Common Stock are outstanding.

                                   PROPOSAL 1

APPROVAL OF CONVERSION OF APPROXIMATELY $28.06 MILLION IN DEBT OWED TO EIGHT CREDITORS INTO SERIES A CONVERTIBLE PREFERRED STOCK OF THE COMPANY AND THE AMENDMENT OF ONE OF THE CREDITOR'S WARRANTS TO PURCHASE COMMON STOCK.

Description of and Reasons for Proposal 1

     As of June 30, 1999, the Company is in default on approximately $28.06 million in debt plus accrued interest related to the Company's discontinued operations in Singapore. The entire amount including accrued interest is currently due and payable. The Company does not have the ability to pay the amounts due on this debt. As more fully described herein, the Company proposes to convert and cancel the approximately $28.06 million in debt owed to eight creditors for 9,362,777 shares of Series A Convertible Preferred Stock of the Company which will initially be convertible into 18,725,554 shares of Common Stock if Proposal 1 is approved by the Shareholders.

     The $28.06 million in debt resulted from (i) the construction by MPM Singapore Pte. Ltd. ("MPM"), an affiliate of the Company, of a multi-layer ceramic operations plant in Singapore, which ceased operations prior to the commencement of production; and (ii) the purchase in December, 1994 and installation of additional equipment at Microelectronic Packaging (S) Pte., Ltd. ("MPS") which was used to provide pressed ceramic products to integrated circuit manufacturers. As a result of what management believes was a slowdown in market demand, this equipment was no longer required to satisfy its customers' reduced requirements. In 1997, a receiver was appointed by the courts in Singapore to liquidate MPM's and MPS' assets. The Company believes the principal reasons which forced MPM to liquidate included changing market demand for multi-layer ceramic products and the failure of a potential major customer to commit to any product purchases. The Company also believes the principal reasons which forced MPS to liquidate was a decline in the market for pressed ceramics, as much of the additional equipment purchased by MPS represented excess capacity. Both of these subsidiaries have been in receivership since 1997, the receiver has completed the liquidation of MPM's assets and the receiver is in the process of completing the liquidation of MPS' assets, and the proceeds were used to retire a portion of MPM's and MPS' debts. During 1998, the High Court of the Republic of Singapore ordered the winding up of MPM.

     The Company fully guaranteed the $28.06 million in debt incurred by MPM and MPS to eight creditors in connection with the operations in Singapore ("Singapore Creditors"). During 1998, the Company signed Restructuring, Mutual Release and Settlement Agreements ("Restructuring Agreements") with the Singapore Creditors, which called for settlement payments of approximately $9.3 million in satisfaction of the then $27.1 million in debt owed. The $9.3 million in settlement payments were generally due no later than May 1, 1999. During 1998 the Company explored various proposals to obtain additional financing to enable it to satisfy the $9.3 million in settlement obligations. Since the Company was not able to obtain funding to pay this $9.3 million, the Company renegotiated the terms and entered into non-binding letter agreements with all of the Singapore Creditors (including a third party who agreed to purchase the creditor position of one of the Singapore Creditors) which called for the conversion of all debt and accrued interest obligations into shares of the Company's to be authorized Series A Convertible Preferred Stock ("Debt Conversion Transaction").

     A summary of the principal terms of the Series A Convertible Preferred Stock is set forth under the heading "Summary of Principal Terms of Series A Convertible Preferred Stock" below. The letter agreements provided that the proposed Debt Conversion Transaction was subject to the completion of definitive agreements for all of the Singapore Creditors and the approval of the Debt Conversion Transaction by the holders of a majority of the Company's Common Stock.

     The Company has prepared Debt Conversion and Mutual Settlement and Release Agreements for each of the Singapore Creditors ("Conversion and Settlement Agreements"), which respectively include, as applicable, the following exhibits:
Registration Rights Agreement; IBM Proceeds Agreement; Certificate of Amendment of Amended and Restated Articles of Incorporation; and Amendment No. 1 to the Warrants granted to Transpac. One of the Singapore Creditors, STMicroelectronics, Inc. ("STM") did not agree to participate in the Debt Conversion Transaction, and in lieu thereof, STM agreed to sell its creditor position to FI Financial, LLC ("FI Financial") pursuant to the terms and conditions of a written agreement that has been entered into between STM, FI Financial and the Company ("STM/FI Financial Agreement"). FI Financial has signed a non-binding letter agreement with the Company similar to those signed by the other Singapore Creditors, and with respect to STM's creditor position has signed a Conversion and Settlement Agreement and agreed to participate in the Debt Conversion Transaction upon the approval by the Shareholders of the Debt Conversion Transaction, all as described in more detail in Proposal 2 below.

     In addition to the STM/FI Financial Agreement, as of the date hereof, the Company has received executed Conversion and Settlement Agreements from all of the Singapore Creditors consisting of the following: Transpac Capital Pte. Ltd. and related investors; Texas Instruments Singapore, Ltd.; Orix Leasing Singapore Ltd.; NS Electronics Bangkok, Ltd.; Motorola, Inc.; Samsung Corning; and the Development Bank of Singapore, Ltd. The Development Bank of Singapore, Ltd. also requested changes to Exhibit B, the Form of Certificate of Amendment of Amended and Restated Articles of Incorporation, and the other Singapore Creditors have all agreed in writing to the changes to the Certificate of Amendment of Amended and Restated Articles of Incorporation as set forth at Exhibit B hereto.

     All of the Singapore Creditors have also agreed in writing to a 61-day extension to August 31, 1999 to the previous deadline of June 30, 1999 for Shareholder approval and consummation of the proposals in this Consent Statement as set forth in the Form of First Amendment to the Conversion and Settlement Agreement at Exhibit A hereto. If the proposals in this Consent Statement are not approved by the Shareholders by August 31, 1999 where this Consent Statement has been mailed to the Shareholders prior to that date, the Company shall request an additional extension beyond August 31, 1999 for a reasonable time to enable the Company to receive Shareholder approval from the Singapore Creditors without further notice to the Shareholders. The names of the Singapore Creditors and a summary of the current debt amounts and transactions from which they resulted are summarized below.

     The Company believes the Conversion and Settlement Agreements are very advantageous for the Company and its Shareholders and will enable the Company to continue its operations and avoid the adverse prospect of an immediate Chapter 11 reorganization bankruptcy filing. If the Company is unable to obtain the consent of the Shareholders to the Debt Conversion Transaction, or if all of the Singapore Creditors do not sign the Conversion and Settlement Agreements, the Company will likely be required to institute immediate Chapter 11 bankruptcy proceedings. While the Company currently intends to initially file a Chapter 11 bankruptcy proceeding in such a case there can be no assurance it would remain as a Chapter 11 bankruptcy proceeding. The Board of Directors has considered other reasonable and viable alternatives to bankruptcy, including selling equity or debt securities or securing a bank or other loan to raise the financing needed to repay the Singapore Creditors, but was unable to sell any securities or secure a bank or other loan because of the adverse financial condition of the Company, and believes bankruptcy would be in the best interests of the Company and its Shareholders if Shareholder approval of Proposals 1 through 5 herein is not obtained.

     The Board has approved the Debt Conversion Transaction and the related agreements which include the Form of Debt Conversion and Mutual Release and Settlement Agreement and the First Amendment thereto, Form of Certificate of Amendment of Amended and Restated Articles of Incorporation, Form of Registration Rights Agreement, Form of Transpac Warrant and Amendment No. 1 to the Warrants granted to Transpac, Form of Assignment Agreement, Form of IBM Proceeds Agreement, Letter Agreement between the Company, FI Financial LLC and STMicroelectronics, Inc. and Form of L.H. Friend, Weinress, Frankson and

Presson, Inc. Opinion, all as respectively attached to this Consent Statement as Exhibits A, B, C, D, E, F, G and H ("Exhibits"). All statements contained in this Consent Statement with respect to such documents are qualified in their entirety by references to those Exhibits.

Summary of Debt to be Converted

     During 1998, the Company signed Restructuring Agreements with each of the Singapore Creditors, which called for settlement payments of approximately $8.3 million to satisfy the then approximately $27.1 million in debt obligations owed to them if the $8.3 million was paid to the Singapore Creditors by May 1, 1999 and an additional $1.0 million paid to Transpac Capital Pte. Ltd. and related investors by December 31, 1999. The Company was not able to obtain funding to repay all or any part of the $8.3 million due on May 1, 1999 and renegotiated the terms with each creditor. All of the Singapore Creditors other than STM agreed to convert their debt and accrued interest into shares of the Company's Series A Convertible Preferred Stock.

     The Company will issue a total of 9,362,777 shares of Series A Convertible Preferred Stock to the Singapore Creditors, which will be initially convertible into 18,725,554 shares of Common Stock of the Company if Proposals 1 through 5 are approved by the Shareholders. The Singapore Creditors, assuming Proposals 1 through 5 herein are approved by the Shareholders, will own the following percentage of the outstanding Common Stock of the Company, which includes the Common Stock or other equity securities currently owned by such parties:
Transpac and related entities: 30.76%, including beneficial ownership of the Transpac warrant to purchase 500,000 shares of Common Stock; Development Bank of Singapore, Ltd.: 7.80%; Motorola: 5.88%; N.S. Electronics Bangkok, Ltd.: 1.83%; FI Financial and its assigns: 8.94%; Texas Instruments, Inc.: 7.14%; Samsung Corning Co. Ltd.: 1.24%; and Orix Leasing Singapore Ltd.: 3.20%.

     STM agreed to sell its creditor position to FI Financial in exchange for a cash payment of $500,000 ("STM Payment"). FI Financial is owned by James T. Waring, who has been nominated for election to the Board, subject to approval of the Debt Conversion Transaction by the Shareholders. FI Financial has deposited the STM Payment in escrow where it will remain pending the approval of the Debt Conversion Transaction by the Shareholders. Upon such approval, the STM Payment will be paid to STM, and FI Financial will enter into a Conversion and Settlement Agreement and receive the right to acquire 1,322,647 shares of Series A Convertible Preferred Stock, which is the number of shares STM would have received if STM had agreed to the Debt Conversion Transaction and entered into a Conversion and Settlement Agreement. FI Financial is entitled to assign its rights thereunder to 11 employees including officers and a director of the Company and four third parties, who have paid corresponding cash reimbursements to FI Financial. Prior to the approval by the Shareholders of the Debt Conversion Transaction, FI Financial will be entitled to and may assign further interests under the STM/FI Financial Agreement to additional parties. In addition, pursuant to the STM\FI Agreement, FI Financial will acquire ownership of the Warrant held by STM to purchase 200,000 shares of the Company's Common Stock for a purchase price of $1.00 per share ("STM Warrant"). As part of the Debt Conversion Transaction, FI Financial has agreed to surrender the STM Warrant to the Company without exercise, whereupon the STM Warrant will be terminated and will not have any further force or effect.

     The number of shares of Series A Convertible Preferred Stock to be issued to each of the Singapore Creditors in cancellation of their debts is based on a formula, calculated by dividing the number resulting from multiplying the principal and interest owed to each of the Singapore Creditors as of December 31, 1997 by 30% of such amount, which is the numerator, and the denominator of which is the original issue price of $1.02 of the Series A Convertible Preferred Stock. For Transpac, Development Bank of

Singapore, Ltd. and NS Electronics Bangkok, Ltd., certain adjustments were added after the calculation of 30% of the principal and interest owed as of December 31, 1997, and Motorola, Inc. required 40% of the principal and interest owed as of December 31, 1997. With regard to Transpac, after the number resulting from the above formula was determined, $1 million dollars was added which reflected the Company's guarantee that Transpac would receive a minimum of $1 million from proposed litigation by it against a prior customer. Development Bank of Singapore, Ltd. required that after 30% of the December 31, 1997 principal and interest owed was calculated that the Company add to that number the insurance proceeds of $136,606 it received from the casualty loss of one of its subsidiaries' buildings in Singapore plus a subsidiaries account receivable owed to the Development Bank of Singapore, Ltd. of $673,808. The NS Electronics Bangkok, Ltd. adjustment formula required that the Company subtract from the number resulting from multiplying 30% of the December 31, 1997 principal and interest owed to NS Electronics Bangkok, Ltd., a debt of $500,000 owed by NS Electronics Bangkok, Ltd. to a subsidiary of the Company. Motorola, Inc. required as a condition of agreeing to sign the Conversion and Settlement Agreement that they receive 40% of the principal and interest owed on their debt as of December 31, 1997 since they were a secured creditor and held assets of the Company as collateral. After the adjustments are made to the debt conversion formula as described above, the Company will issue the Series A Convertible Preferred Stock to the Singapore Creditors based on a discounted amount of debt of approximately $9.5 million, rather than the $28.06 million in principal and interest owed as of June 30, 1999, which will result in fewer shares of the Series A Preferred Stock being issued to the Singapore Creditors than if the $28.06 million in debt was used as the basis for the shares to be issued.

     As of June 30, 1999, which is the end of the Company's second quarter and for which the Company has filed with the Securities and Exchange Commission its most recent Form 10-Q Quarterly Report, the Company owed approximately $28.06 million to the Singapore Creditors, whose names are Transpac Capital Pte. Ltd. and related investors; STMicroelectronics, Inc.; Texas Instruments Singapore, Ltd.; Development Bank of Singapore, Ltd.; Motorola, Inc.; NS Electronics Bangkok Ltd.; Samsung Corning Co., Ltd.; and Orix Leasing Singapore Ltd. All of the principal and interest on these debts was due and payable by May 1, 1999 and is now in default. The following is a brief summary of the material terms and conditions of these debts. If Proposal 1 is approved by a majority of the holders of the Company's Common Stock, all of the $28.06 million in debt will be canceled and exchanged for the Series A Convertible Preferred Stock of the Company.

     Development Bank of Singapore, Ltd. ("DBS"). At June 30, 1999, the Company's subsidiaries, MPM and MPS, had outstanding borrowings due to DBS in the principal amount of $1,452,273 including accrued interest. The amount outstanding results from the remaining balance of various borrowings made by MPM and MPS under lines of credit, overdraft facilities and an accounts receivable financing line of credit originally made in 1996. The $1,452,273 debt represents the balance of the original debt remaining after the liquidation of the assets of MPM and MPS by the receivers and the application of the proceeds from the sale of the assets. All of the assets of MPM and substantially all of the assets of MPS have been liquidated by the receivers of MPM and MPS. In addition, DBS has signed a Conversion and Settlement Agreement.

     The remaining balances due to DBS are in default, are payable upon demand and bear interest at the bank's prime rate plus 5%. All of these amounts are guaranteed by the Company. In February 1999, the Company and DBS signed a non-binding letter agreement which calls for conversion of all of the Company's obligations into shares of Series A Convertible Preferred Stock.

     Transpac Capital Pte. Ltd. and Related Investors. At June 30, 1999, MPM had outstanding borrowings due to Transpac Capital Pte. Ltd. and related investors (collectively, "Transpac") in the principal amount of $9.0 million, plus accrued interest in the approximate amount of $2,547,883. On

March 27, 1996, the Company and MPM completed a financing with Transpac pursuant to which the Company issued 842,013 shares of its Common Stock to Transpac for a total purchase price of $2.0 million, and MPM issued a convertible debenture to Transpac in the principal amount of $9.0 million. The debenture has a term of five years, bears interest at the rate of 8.5% per annum and is guaranteed by the Company. The outstanding principal on the debenture is due and payable in full at the end of the five-year term; however, from and after April 23, 1997, the debenture is convertible at Transpac's option to shares of Common Stock of MPM or Common Stock of the Company. The debenture was fully guaranteed by the Company. Neither MPM nor the Company have ever made any payments under the debenture. The debenture is currently in default and payable upon demand.

     In early 1999, the Company and Transpac signed a non-binding letter agreement which calls for the conversion of all of the Company's obligations to Transpac into shares of Series A Convertible Preferred Stock. In addition, Transpac has signed a Conversion and Settlement Agreement.

     NS Electronics Bangkok Ltd. ("NSEB"). At June 30, 1999, the Company had outstanding a term note due to NSEB, a former customer of MPS with a principal balance of $1,250,000 and approximately $571,883 of accrued interest. This note is fully guaranteed by the Company and is secured by certain assets of the Company. This note is currently in default and payable upon demand.

     In 1995, the Company borrowed $1,500,000 from NSEB at an interest rate of 14% per annum. The Company has made no principal payments since September 1996. The NSEB promissory note is secured by all of the Company's domestic equipment and trade receivables that are not subject to liens or other encumbrances existing prior to May 30, 1995. In March 1997, the Company entered into an Amended Loan and Security Agreement and a Second Secured Promissory Note with NSEB pursuant to which NSEB agreed to waive any breach of the covenants, terms and conditions of the original Loan and Security Agreement and the original Secured Promissory Note (both dated May 30, 1995) and agreed to a revised (and extended) payment schedule. The interest rate on the outstanding balance, however, was raised from 14% per annum to 18% per annum and the Company is currently in default under the terms of the Second Secured Note. In February 1999, the Company and NSEB signed a non-binding letter agreement which calls for the conversion of all of the Company's agreed obligations to NSEB into shares of Series A Convertible Preferred Stock. In addition, NSEB has signed a Conversion and Settlement Agreement.

     Texas Instruments Singapore, Ltd. ("TI"). At June 30, 1999, the Company's subsidiary, MPS, had an outstanding promissory note due to TI, a former customer of MPS. The principal balance due under the note is $3,500,000 and approximately $278,596 of accrued interest was due and payable as of June 30, 1999. The note bears interest at the rate of $3.5% per annum. The note is fully guaranteed by the Company and was secured by certain assets of MPS. The note is currently in default and payable upon demand.

     In 1995, MPS borrowed $3,500,000 from TI at an interest rate of 7.25% per annum. The Company entered into several amended loan agreements during 1997 and 1998; however, the Company was unable to meet the terms of those agreements. In April 1999, the Company and TI signed a Conversion and Settlement Agreement.

     STMicroelectronics, Inc. ("STM"). At June 30, 1999, the Company's subsidiary, MPS, had outstanding a promissory note due to STM, a former customer of MPS. The principal balance due under the note is $4,000,000 and approximately $893,595 of accrued interest was due and payable as of June

30, 1999. The note is fully guaranteed by MPI and was secured by certain assets of MPS. The note is currently in default and payable upon demand.

     In 1995, MPS borrowed $4,000,000 from STM at an interest rate of 7.25% per annum. MPS did not make any principal payments, and only made limited interest payments. On April 14, 1999, STM and FI Financial entered into the STM/FI Financial Agreement, pursuant to which STM agreed to assign its creditor position to FI Financial in exchange for a cash payment of $500,000. The STM/FI Financial Agreement is subject to the approval of the Debt Conversion Transaction by the holders of a majority of the Company's Common Stock. In connection therewith, FI Financial has entered into a non-binding letter agreement with the Company which calls for the conversion of all of the Company's obligations to STM into shares of Series A Convertible Preferred Stock. Furthermore, upon approval of the Debt Conversion Transaction by the holders of a majority of the Company's Common Stock, FI Financial agreed to enter into a Conversion and Settlement Agreement and agreed to participate in the Debt Conversion Transaction with respect to the entire creditor position of STM. As part of FI Financial's participation in the Debt Conversion Transaction, FI Financial will surrender the STM Warrant without exercise, whereupon the STM Warrant will be terminated and will not have any further force or effect.

     Motorola, Inc. ("Motorola"). At June 30, 1999, the Company's subsidiary, MPS, had outstanding a term note due to Motorola, a former customer of MPS. The note bears interest at approximately 7% per annum. The principal balance on the note is $2,208,000 and approximately $238,578 of accrued interest was due and payable as of June 30, 1999. The note has been guaranteed by the Company and is secured by certain assets of the Company and all shares of CTM Electronics, Inc. ("CTM") and Microelectronic Packaging America, Inc. ("MPA"). The note is currently in default and payable upon demand.

     In 1995, MPS borrowed $2,000,000 from Citibank N.A. at an interest rate of 7%. The loan was guaranteed by Motorola and was eventually paid in full by Motorola. This obligation to Motorola is secured by all of the assets of MPI, CTM and MPA not previously pledged to NSEB, as well as all capital stock of MPS, CTM and MPA. In January 1999, the Company and Motorola signed a non-binding letter agreement which calls for the conversion of all of the Company's obligations to Motorola into shares of Series A Convertible Preferred Stock. In addition, Motorola has signed a Conversion and Settlement Agreement.

     Samsung Corning Co., Ltd. ("Samsung"). In 1996, MPS borrowed $1,000,000 from DBS at the Singapore Interbank offer interest rate plus 1.5%, repayable in twelve monthly installments beginning in November 1996. The loan had been fully guaranteed by Samsung, and co-guaranteed by the Company. MPS made payments under the note totaling approximately $417,000 during 1996 and 1997. The remaining balance of approximately $583,000 plus interest was paid to DBS by Samsung after DBS called upon the guarantee of Samsung. Samsung has requested that MPI reimburse it for the amount paid under the guarantee. In March 1999, the Company and Samsung signed a non-binding letter agreement which calls for the conversion of all of the Company's obligations to Samsung into shares of Series A Convertible Preferred Stock. In addition, Samsung has signed a Conversion and Settlement Agreement.

     Orix Leasing Singapore Ltd. ("Orix"). At June 30, 1999, the Company had outstanding a deficiency balance from capital leases due to Orix totaling $1,801,973. The amount outstanding is the remaining balance of various lease borrowings made by MPM and MPS. This balance remains after the liquidation of the leased assets of MPM and MPS by Orix and the application to these leases of the resulting proceeds from the sale of these assets. The remaining amount outstanding is represented by a note issued by the Company at an interest rate of 7.25%. The note is currently in default and is payable upon demand.

     In 1996 and earlier, MPM, and to a lesser extent MPS, borrowed approximately $2,600,000 under capital leases from Orix. Both MPM and MPS stopped making lease payments, and Orix foreclosed on the equipment and sold it at an auction in 1997. The balance remaining after the liquidation of the leased assets is guaranteed by the Company. In March 1999, the Company and Orix signed the Conversion and Settlement Agreement.

Summary of Principal Terms of Debt Conversion and Mutual Settlement and Release Agreement

     The Conversion and Settlement Agreements generally provide that all of the debts owed by the Company to the Singapore Creditors would be terminated and the parties would release all of their respective rights and obligations under the agreements relating to the original and related debts, and the parties would further settle all other disputes of any kind that may or could exist between the parties in exchange for the Series A Convertible Preferred Stock to be issued in connection with the Debt Conversion Transaction. The Board has approved the Debt Conversion Transaction and the Conversion and Settlement Agreements. The following summary of the principal terms of the form of Conversion and Settlement Agreement attached hereto as Exhibit A is qualified in its entirety by reference to this exhibit which is representative of the Conversion and Settlement Agreements for all of the Singapore Creditors except that only Transpac and DBS will have an IBM Proceeds Agreement, and only Transpac will have the Amendment No. 1 to the Warrant previously issued to
Transpac:

Summary of Termination Provisions

     The Conversion and Settlement Agreements will remain in full force and effect until the date Transpac and the related investors convert their debt into Series A Convertible Preferred Stock, subject to the following termination provisions:

          (i) prior to August 31, 1999 no party has the right to terminate the Conversion and Settlement Agreement;

          (ii) as of and after the date Transpac and the related investors convert their debt, no party has the right to terminate the Conversion and Settlement Agreement;

          (iii) after August 31, 1999, so long as Transpac has not converted its debt into Series A Convertible Preferred Stock, Transpac has sole discretion on behalf of the related investor group to cancel the Conversion and Settlement Agreement by giving written notice to the Company; and

          (iv) if a voluntary or involuntary case against the Company is commenced under the United States Bankruptcy Code, or an assignment for the benefit of creditors by the Company is made, the Conversion and Settlement Agreement is terminated.

Conditions to Debt Conversion

     Before the debt conversion is completed, all of the following conditions must be complied with:

          (i) The completion of all of the Singapore Creditors conversions is subject to the completion of signed agreements between the Company and each of the Singapore Creditors upon terms and conditions which are not more favorable to any one creditor than the other creditors. Specifically, the effective price per share of the Series A Convertible Preferred Stock must not be less than $1.02 per share, and the terms and conditions of the settlement and release provisions for each of the Conversion and Settlement Agreements may not be different in any material respect for any of the Singapore Creditors.

          (ii) The Board must approve the material terms and conditions of the Conversion and Settlement Agreements for each of the Singapore Creditors.

          (iii) The holders of a majority of the Common Stock of the Company must approve the material terms and conditions of the Debt Conversion Transaction.

          (iv) The Certificate of Amendment of the Amended and Restated Articles of Incorporation must be approved by the Board and holders of a majority of the Common Stock of the Company.

          (v) L.H. Friend, Weinress, Frankson and Presson, Inc. must have issued the fairness opinion to the Company, which opinion must be satisfactory to the Company.

Series A Convertible Preferred Stock to be Issued to Creditors

     The Conversion and Settlement Agreement sets forth the number of shares of Series A Convertible Preferred Stock of the Company each of the Singapore Creditors will receive upon the closing of the Debt Conversion Transaction which are set forth below:

     Transpac Capital Pte. Ltd. Transpac and the related investor group ("Transpac") will receive 4,031,826 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 8,063,651 shares of Common Stock of the Company. The conversion of the Series A Convertible Preferred Stock is subject to adjustment as provided for in the Certificate of Amendment of the Amended and Restated Articles of Incorporation which provide general anti-dilution protection for all of the Singapore Creditors and which are triggered by certain events as summarized under the heading "Summary of Principal Terms of Series A Convertible Preferred Stock - Conversion" at page 18 herein. Assuming conversion into Common Stock of all of the shares of Series A Convertible Preferred Stock of Transpac and exercise of the warrant to purchase 500,000 shares of Common Stock which is exercisable within 60 days of the Record Date, and of all other Singapore Creditors in the Debt Conversion Transaction as of August 16, 1999 (which would represent 18,725,554 shares of Common Stock for the Singapore Creditors as a group), and including Transpac and the related investors current stock ownership as set forth in the table "Security Ownership of Certain Beneficial Owners and Management" herein, Transpac and related the investor group would own 9,405,664 shares of Common Stock or approximately 30.76% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     Development Bank of Singapore, Ltd. DBS will receive 1,154,311 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 2,308,622 shares of Common Stock of the Company. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of DBS and of all other Singapore Creditors in the Debt Conversion Transaction as of August 16, 1999 DBS would own approximately 7.80% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     Motorola, Inc. Motorola will receive 869,932 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 1,739,865 shares of Common Stock of the Company. Assuming conversion into Common Stock of all of the Series A

Convertible Preferred Stock of Motorola and of all other Singapore Creditors in the Debt Conversion Transaction as of August 16, 1999, Motorola would own approximately 5.88% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     NS Electronics Bangkok, Ltd. NSEB will receive 271,176 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 542,353 shares of Common Stock of the Company. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of NSEB and of all other Singapore Creditors in the Debt Conversion Transaction as of August 16, 1999, NSEB would own approximately 1.83% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     STMicroelectronics, Inc. Assuming the Debt Conversion Transaction is approved by the Shareholders, by virtue of the STM/FI Financial Agreement wherein FI Financial agreed to purchase the creditor position of STM for a cash payment of $500,000, FI Financial will own the creditor position of STM and has agreed to convert that creditor position into 1,322,647 shares of Series A Convertible Preferred Stock STM would have received if STM had participated in the Debt Conversion Transaction ("FI Financial Shares"). Because FI Financial has assigned portions of its interest under the STM/FI Financial Agreement to 11 employees including officers and a director and four other third parties, and may assign some or all of FI Financial's remaining interest under the STM/FI Financial Agreement to additional third parties (collectively "FI Financial Assignees"), the FI Financial Assignees will each receive a pro-rata share of the FI Financial Shares in proportion to their respective interests under the STM/FI Financial Agreement. The FI Financial Shares are initially convertible into 2,645,294 shares of Common Stock of the Company. Assuming conversion into Common Stock of all of the FI Financial Shares and all of the Series A Convertible Preferred Stock of all of the other Singapore Creditors in the Debt Conversion Transaction as of August 16, 1999, FI Financial and/or the FI Financial Assignees would own approximately 8.94% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company. As explained in previous sections of this Consent Statement, as part of the Debt Conversion Transaction, FI Financial will surrender the STM Warrant without exercise, whereupon the STM Warrant will be terminated and will not have any further force or effect.

     Texas Instruments, Inc. TI will receive 1,056,026 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 2,112,053 shares of Common Stock of the Company. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of TI and all of the other Singapore Creditors in the Debt Conversion Transaction as of August 16, 1999, TI would own approximately 7.14% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     Samsung Corning Co., Ltd. Samsung will receive 183,275 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 366,549 shares of Common Stock of the Company. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of Samsung and all of the other Singapore Creditors in the Debt Conversion Transaction as of August 16, 1999, Samsung would own approximately 1.24% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     Orix Leasing Singapore Ltd. Orix will receive 473,584 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 947,169 shares of Common Stock of the Company. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of Orix and all of the other Singapore Creditors in the Debt Conversion

Transaction as of August 16, 1999, Orix would own approximately 3.20% of the resulting total of 29,582,444 shares of the outstanding Common Stock of the Company.

Change in Control

     Assuming all of the Series A Convertible Preferred Stock of all of the Singapore Creditors is converted into Common Stock of the Company in connection with the Debt Conversion Transaction as of August 16, 1999, the Singapore Creditors (including FI Financial as the holder of the creditor position of STM) and including Transpac and the related entities' warrant to purchase 500,000 shares which is exercisable within 60 days of the Record Date, would collectively own approximately 67.82% of the resulting total of 29,582,444 outstanding shares of Common Stock of the Company. This percentage of Common Stock could enable the Singapore Creditors (including FI Financial as the holder of the creditor position of STM) to collectively exercise effective control over the business and affairs of the Company. As of August 16, 1999, the Company has no information which would lead it to believe that the Singapore Creditors intend to act collectively on matters concerning the business and affairs of the Company.

     The existing Shareholders of the Company will suffer substantial dilution to their respective share ownership positions of the Company if the Debt Conversion Transaction and the other proposals described herein are approved by the Shareholders. However, the Company strongly believes that approval of the Debt Conversion Transaction is the only way to avoid an imminent bankruptcy filing by the Company with the probable result that the Shareholders would not receive anything for their Common Stock because of the $28.06 million in Singapore Creditor claims.

Release Provisions of Debt Conversion Transaction

     Once the Singapore Creditors (including FI Financial as the holder of the creditor position of STM) convert their debt, the debt owed by the Company in the aggregate amount of $28.06 million to the Singapore Creditors shall be deemed to be converted into the respective number of shares of the Company's Series A Convertible Preferred Stock set forth above. As of and after the date of conversion, the Company's debts to the Singapore Creditors shall be canceled, terminated and eliminated and the Company and the Singapore Creditors (including FI Financial) shall release and discharge each other from any and all claims, damages and causes of action relating to such debts. The releases do not apply to fraud or wilful misconduct. Also, the releases do not extend to the Conversion and Settlement Agreements, the Certificate of Amendment, the Registration Rights Agreement or the Warrants issued to Transpac.

Summary of Prior Settlement Agreements Regarding Debt to Creditors

     During 1998, the Company negotiated the Restructuring Agreements with the Singapore Creditors, which generally provided that if certain sums of money were paid to the Singapore Creditors by certain dates, the Company would only have to pay a discounted percentage of the debts to each creditor to discharge and settle the debts. These Restructuring Agreements called for settlement payments of approximately $9.3 million to satisfy all debt obligations (approximately $27.1 million at the time) if substantially all of the full amount was paid by May 1, 1999. The Company was not able to pay the required amounts on the due dates and negotiated new agreements with the Singapore Creditors, and the Conversion and Settlement Agreements replace these prior agreements.

Summary of Principal Terms of Series A Convertible Preferred Stock

     The following is a summary of the rights, preferences and privileges of the Series A Convertible Preferred Stock and is qualified in its entirety by the Certificate of Amendment filed as Exhibit B to this Consent Statement.

Voting Rights

     The holder of each share of Series A Convertible Preferred Stock has the right to one vote for each share of Common Stock into which the Series A Convertible Preferred Stock could be converted and shall have full voting rights equal to the holders of the Common Stock.

     In addition, as long as any shares of Series A Convertible Preferred Stock are outstanding, the holders of the Series A Convertible Preferred Stock voting as a separate series, with cumulative voting rights as among themselves, shall be entitled to elect one director. The holders of the Series A Convertible Preferred Stock and the Common Stock, voting together as a single class, shall be entitled to elect the remaining directors of the Company.

Dividends

     The Series A Convertible Preferred Stock is entitled to dividends of $.0357 per share per annum out of assets legally available, when, as and if declared by the Board. The dividends are cumulative and are payable prior to the payment of any dividend or distribution on the Common Stock and participate in any dividends payable on the Common Stock. Under applicable California law, the Company must meet certain financial conditions before it can make any distributions of dividends. As of August 16, 1999, the Company could not legally make any distributions of cash dividends on the Series A Convertible Preferred Stock. Upon the conversion of the Series A Convertible Preferred Stock, any dividends payable with respect to the Series A Convertible Preferred Stock shall be converted into that number of shares of Common Stock determined by dividing the dividends payable by the conversion price.

Liquidation

     In the event of any liquidation, dissolution or winding up of the Company, the Series A Convertible Preferred Stock is entitled to receive at an amount per share equal to $1.02 for each outstanding share of Series A Convertible Preferred Stock, plus any declared but unpaid dividends before any distribution to the holders of the Common Stock.

Redemption

     To the extent it may lawfully do so, the Company is entitled, in the sole discretion of the Board, to redeem all or any part of the outstanding shares of Series A Convertible Preferred Stock, upon not less than 20 and not more than 30 days prior notice, for the original issue price of $1.02 plus the amount of all declared but unpaid dividends. Any redemption for less than all of the outstanding Series A Convertible Preferred Stock shall be allocated pro rata among all the holders thereof. While any shares of the Series A Convertible Preferred Stock is outstanding, the Company cannot redeem any shares of Common Stock without the approval of a majority of the shares of Series A Convertible Preferred Stock.

Conversion

     Each share of Series A Convertible Preferred Stock is convertible at the option of the holder at any time after the date of issuance and on or prior to the fifth day before the redemption date into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing the original issue price of $1.02 by the conversion price of $0.51 per share, as adjusted. Each share of Series A Convertible Preferred Stock is also automatically converted into shares of Common Stock at the conversion price then in effect, immediately upon the Company's receipt of the written consent of a majority of the shares of Series A Convertible Preferred Stock outstanding. The conversion price of the Series A Convertible Preferred Stock is subject to adjustment upon the occurrence of certain dilutive issuances, splits and combinations, distributions and recapitalizations, the material terms of which are summarized in the next paragraph.

     The conversion price of the Series A Convertible Preferred Stock is subject to adjustment when (i) the Company issues after the date the Series A Convertible Preferred Stock is first issued, any Common Stock without consideration or for a consideration per share less than the conversion price of the Series A Convertible Preferred Stock; (ii) in the event the Company declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights issued without consideration, the holders of the Series A Convertible Preferred Stock are entitled to a proportionate share of any such distribution as though they were holders of the Common Stock into which the Series A Convertible Preferred Stock is convertible on the record date; (iii) if at any time or from time to time there shall be a recapitalization or reclassification of the Common Stock, an adjustment will be made so that the holders of the Series A Convertible Preferred Stock shall be entitled to receive upon conversion the number of shares of Common Stock of the Company they would have been entitled to receive on account of such recapitalization or reclassification.

     The Board of Directors determined the conversion price for the Series A Convertible Preferred Stock based on extensive negotiations with Transpac, which functioned as the lead creditor on behalf of the Singapore Creditors. At the beginning of the negotiations, the Board of Directors originally proposed to Transpac a significantly higher conversion price, while Transpac proposed a significantly lower conversion price. After extensive negotiations over a period of several months, Transpac agreed to the $0.51 conversion price, and then management of the Company and Transpac convinced all of the other Singapore Creditors to agree to the $0.51 conversion price. The Board of Directors believes a conversion price of $0.51 per share is in the best interests of the Company and the Shareholders.

Protective Provisions

     So long as any shares of Series A Convertible Preferred Stock are outstanding, the Company will not, without first obtaining the approval of the holders of at least two-thirds of the then outstanding Series A Convertible Preferred Stock:

          (i) sell all or substantially all of the assets or merge into or consolidate with any corporation to effect any transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of;

          (ii) alter or change the rights, preferences or privileges of the Series A Convertible Preferred Stock;

          (iii) increase or decrease the number of authorized shares of Series A Convertible Preferred Stock;

          (iv) authorize or issue any other equity security senior to or on a par with the Series A Convertible Preferred Stock;

          (v) redeem, purchase or otherwise acquire any share or shares of the capital stock of the Company, excluding the repurchase of Common Stock from employees, officers, directors, consultants or persons performing services pursuant to agreements providing for repurchase;

          (vi) amend or otherwise modify the Articles of Incorporation to change the rights, preferences or privileges of the Series A Convertible Preferred Stock;

          (vii)  declare or pay any dividends on the Common Stock;

          (viii) declare or pay any dividends on the Series A Convertible Preferred Stock except for the fixed amount dividends;

          (ix) take any other action with respect to which holders of the Series A Convertible Preferred Stock are entitled to vote, as a separate class; or

          (x) reclassify any outstanding shares into shares having rights, preferences or privileges senior to or on a parity with the Series A Convertible Preferred Stock.

Registration Rights

     All of the eight creditors who are converting their debt into equity of the Company have been granted registration rights pursuant to Registration Rights Agreements which require the Company to register the underlying Common Stock with the Securities and Exchange Commission ("SEC"). The following summary of the applicable Registration Rights Agreements is qualified in its entirety by reference to the Form of Registration Rights Agreement which is set forth at Exhibit C to this Consent Statement.

     The Company is required to use its best efforts to register the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock and any Common Stock issuable as a dividend or distribution subject to certain exceptions. The Company does not have to register the shares in the following situations: (1) if the holders propose to sell securities at an aggregate price of less than $1.5 million, provided the $1.5 million does not apply if the holders represent in writing they intend to dispose of at least 2 million shares of Common Stock of the Company; (2) within 120 days after the filing or effective date of any other registration statement filed pursuant to the Registration Rights Agreement; or (3) in any jurisdiction where the Company would have to execute a general consent to service of process.

     The Company is obligated to use its best efforts to file the registration statement no later than six months from the date of Shareholder approval of the Debt Conversion Transaction, to cause it to be effective within 45 days if it is a Form S-3 Registration Statement ("S-3"), and if it is not an S-3, to be effective within 90 days of the filing of another registration statement form. The Company must keep the registration statement effective for one year after it is declared effective by the SEC. The Company must pay all expenses of registration except for underwriting discounts and commissions.

Principal Terms of Transpac Warrant

     In connection with the Restructuring Agreement dated April 24, 1998 with Transpac and the related investors, Transpac and the related investors received a warrant to purchase 500,000 shares of Common Stock of the Company ("Warrant") at an exercise price of $1.00 per share. The Warrant is exercisable on or after April 24, 1998 and until April 24, 2003. The number of shares purchasable under the Warrant is subject to adjustment upon certain events including stock splits, subdivisions or contributions of shares. Beginning April 24, 1999, holders of at least 50% of the shares of Common Stock issued or issuable pursuant to the Warrant ("Warrant Shares") can demand the Company file a registration statement to register the Warrant Shares at the Company's expense. The Company, however, does not have to register the Warrant Shares if the holders sell the Warrant Shares for an aggregate price of less than $1.0 million; unless the holders sell at least 250,000 Warrant Shares. Upon completion of the Debt Conversion Transaction, the Warrant is amended pursuant to the Conversion and Settlement Agreement with Transpac and the related investors to reduce the exercise price to $.50.

     The Board of Directors agreed to renegotiate the exercise price of the Warrant because it was advised by Transpac that its acceptance of the Debt Conversion Transaction, execution of the Conversion and Settlement Agreement and its recommendation that the other Singapore Creditors accept the Debt Conversion Transaction on the proposed terms was predicated on the condition that the exercise price of the Warrant be reduced by 50% to $0.50. The Board of Directors attempted to negotiate a higher exercise price but was advised by Transpac that the exercise price of $0.50 for the warrant was not negotiable. Transpac also maintained that since the original warrant was granted to Transpac when the Company's stock price was $0.75, whereas at the start of the negotiations with Transpac for the Debt Conversion Transaction the market price of the Company's Common Stock almost dropped in half, that such a reduction was necessary. The Board of Directors believes that since Transpac was the largest creditor and in a position to influence the other Singapore Creditors that the reduction was justified to ensure Transpac would agree to the Debt Conversion Transaction.

     In addition to the 4,031,826 shares of Series A Convertible Preferred Stock which Transpac and the related investors will receive assuming the Debt Conversion Transaction is approved by the Shareholders, if Transpac elects to exercise the entire Warrant it could acquire an additional 500,000 shares of Common Stock of the Company. The Transpac Warrant and the amendment thereto are filed as Exhibit D to the Consent Statement and the foregoing description of its terms and conditions is qualified in its entirety by the Transpac Warrant at Exhibit D.

Opinion of Financial Advisor

     At the meeting of the Microelectronic Packaging, Inc. ("MPI" or the "Company") Board on April 28, 1999, L.H. Friend, Weinress, Frankson & Presson, Inc. ("L.H. Friend") delivered its oral opinion, and later confirmed such opinion in writing that, as of April 28, 1999, the terms of the conversion of $27,556,801 of debt related to the Company's discontinued operations in Singapore as of March 31, 1999 (the "Debt") into shares of the Company's Series A Convertible Preferred Stock (the "Preferred Stock") pursuant to the Debt Conversion and Mutual Settlement and Release Agreements (the "Agreements") between the Company and Transpac Capital Pte. Ltd., Texas Instruments Incorporated, Motorola, Inc., The Development Bank of Singapore Limited, FI Financial LLC, ORIX Leasing Singapore Limited, NS Electronics Bangkok (1993) Ltd. and Samsung Corning Co. Ltd. (the "Creditors") (collectively the "Transaction"), were fair, from a financial point of view, to the Company's shareholders. L.H. Friend did not materially participate in negotiations for the terms of the Transaction. No limitations were placed by the senior management of the Company with respect to the investigations made or the procedures followed by L.H. Friend in preparing or rendering its opinion.

     THE FULL TEXT OF THE OPINION OF L.H. FRIEND, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT H TO THIS CONSENT STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. MPI SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF L.H. FRIEND SET FORTH IN THIS CONSENT STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. L.H. FRIEND'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE TRANSACTION FROM A FINANCIAL POINT OF VIEW TO THE SHAREHOLDERS OF THE COMPANY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF THE COMPANY AS TO HOW TO VOTE IN CONNECTION WITH THE CONSENT SOLICITATION.

     In rendering its opinion, among other things, L.H. Friend: (i) reviewed the Agreements between the Company and the Creditors; (ii) reviewed the draft Certificate of Amendment of Amended and Restated Articles of Incorporation dated April 29, 1999; (iii) reviewed the draft Registration Rights Agreements dated April 29, 1999 between the Company and the Creditors; (iv) reviewed the draft Transpac Warrant and Amendment No. 1 dated April 29, 1999; (v) reviewed the Agreement of Assignment of Interest under Letter Agreement with STMicroelectronics, Inc. between the employees and management of the Company and FI Financial LLC, dated April 21, 1999; (vi) reviewed the draft IBM Proceeds Agreement dated April 29, 1999; (vii) reviewed the Letter Agreement dated April 14, 1999 between FI Financial LLC and STMicroelectronics, Inc.; (viii) reviewed the Company's Annual Report to Stockholders on Form 10-K for the fiscal years ended December 31, 1998, 1997 and 1996, and the Form 10-Q for the quarter ended March 31, 1999; (ix) examined certain operating and financial information and financial projections provided to L.H. Friend by the Company's management; (x) reviewed the historical market prices and trading volume of the Company's Common Stock; (xi) analyzed publicly available financial and market data regarding certain companies in the electronic component manufacturing industry and compared them to the Company's financial and market data; (xii) conducted limited interviews with certain members of the Company's management team; and
(xiii) performed such other studies, analyses, inquires and investigations as L.H. Friend deemed appropriate. In addition, after the rendering of its opinion, L.H. Friend reviewed the Company's Form 10-Q for the period ended June 30, 1999. L.H. Friend informed the Company's management orally that nothing came to their attention in connection with this review that would cause L.H. Friend to change its opinion.

     In rendering its opinion, L.H. Friend relied upon the accuracy and completeness of all financial and other information that was supplied to L.H. Friend and assumed that there has been no material change in the assets, financial condition and business prospects of the Company since the date of the most recent financial statements made available to L.H. Friend. With respect to financial projections for the Company, L.H. Friend assumed that such projections were reasonably prepared and reflect the best currently available estimates of the future financial results and conditions of the Company.

     The following is a summary of all of the material analyses performed by L.H. Friend. This summary was presented by L.H. Friend to the MPI Board on April 28, 1999 in connection with the rendering of the opinion:

     (i) Liquidation Analysis. L.H. Friend performed a Liquidation Analysis for the Company. The Liquidation Analysis is based on the latest available book value information provided by the Company's management with regards to assets and liabilities of its Singapore subsidiaries ("Singapore Entities"), CTM Electronics, Inc. ("CTM") and Corporate, San Diego ("MPI") (together, the "Subsidiaries"). In the Liquidation Analysis, L.H. Friend reviewed each major asset or liability category and assumed that, during a liquidation event, the Company would receive full book value on all trade accounts receivable and deposits, $500,000 on fixed assets and very minimal value for inventory and other miscellaneous assets. L.H. Friend further assumed that the Company would be liable for the full amount of its outstanding liabilities such as accounts payable, accruals and debt of discontinued operations. L.H. Friend also assumed the cost of liquidation to be $500,000. L.H. Friend calculated the Net Liquidation Proceeds (Shortfall) for the Subsidiaries and for the combined Company by subtracting the liquidation value of all outstanding liabilities from the liquidation value of all assets. The Net Liquidation Proceeds (Shortfall) for the Subsidiaries and for the combined Company are as follows: Singapore Entities - ($29,183,000), CTM - $1,015,000, MPI - ($4,488,000) and total combined Company - ($33,156,000).

     (ii) Stock Trading History. L.H. Friend examined the history of the trading prices and volume of the Company's Common Stock for the period from January 1, 1998 to April 28, 1999. The analysis indicated that during the period from January 1, 1998 to April 28, 1999, the Company's Common Stock never closed above $0.88 per share, which is significantly below the price per share of Common Stock implied in the Transaction.

     (iii) Comparison with Selected Companies. L.H. Friend reviewed and compared selected historical stock market data and financial statistics for the Company to the corresponding data and statistics of four publicly traded companies in the electronic component manufacturing industry; including Flextronics International Ltd. ("Flextronics"), Aeroflex Incorporated ("Aeroflex"), HEI Inc. ("HEI") and Irvine Sensors Corporation ("ISC") (together, the "L.H. Friend Comparable Companies"). The L.H. Friend Comparable Companies were chosen based upon a variety of factors, including the similarity of their business and customer bases and their relative capital structures. L.H. Friend also compared the Pro Forma data and statistics of the Company, giving effect to the 18,725,554 shares of the Company's Common Stock issuable under the Preferred Stock, to the corresponding data and statistics of the L.H. Friend Comparable Companies (the "Pro Forma Basis"). L.H. Friend examined certain publicly available financial data and statistics of the L.H. Friend Comparable Companies and the Company, including revenues, earnings before interest and taxes plus depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), net income, earnings per share and the multiples of Total Enterprise Value (defined as the market value of the common equity, plus total debt, less cash and equivalents) to revenues, EBITDA and EBIT. In addition, L.H. Friend examined the Equity Value to Net Income multiples ("P/E Multiple"). All of the multiple comparisons were performed for the latest 12 months of reported results. The P/E Multiples were analyzed for the latest 12 months of reported results as well as for publicly available brokerage analysts' estimates of earnings per share for fiscal year 2000 for each company.

     The indicated mean and median Total Enterprise Value multiple ranges for the L.H. Friend Comparable Companies were 2.1 times and 1.5 times revenues, 13.6 times and 13.6 times EBITDA, and 20.8 and 20.8 times EBIT. The P/E Multiple mean and median values for the L.H. Friend Comparable Companies were 32.4 times and
32.4 times latest 12 months earnings per share and 19.5 and 15.2 times the fiscal year 2000 earnings per share. L.H. Friend then compared these multiples to Company's current multiples based upon actual Equity Value as of the date of the opinion as well as multiples derived on the Pro Forma Basis. Total Enterprise Value multiple ranges based on the Company's current stock price and the Pro Forma Basis were 1.5 times and 2.2 times revenues, 26.7 times and 38.9 times EBITDA and 50.8 and 74.0 times EBIT, respectively. The P/E Multiples base on current stock price and the Pro Forma Basis were 4.0 times and 60.0 times earnings per share for Fiscal Year 1998.

     With respect to the comparison with selected public companies, L.H. Friend noted that the Company was trading at multiples of profitability, including EBITDA, EBIT and earning per share, which were consistent with those of the L.H. Friend Comparable Companies as of the date of this opinion. In addition, L.H. Friend further noted that on the Pro Forma Basis, the same profitability multiples at the share price implied by the Transaction were significantly higher than those of the L.H. Friend Comparable Companies.

     (iv) Discounted Cash Flow Analysis. L.H. Friend performed a Discounted Cash Flow Analysis of the Company based on the projections provided by the management. L.H. Friend calculated the present values of the estimated free cash flows of the Company through the Fiscal Year ending December 31, 2003 and the estimated terminal value of the Company at the end of such date. In calculating the estimated terminal value, L.H. Friend utilized the mean and median EBITDA multiples of 4.0 times, 5.0 times, 6.0 times and 7.0 times EBITDA which were deemed reasonable by L.H. Friend for the purpose of this opinion. In calculating the present values of the estimated free cash flows and estimated terminal value, L.H. Friend assumed reasonable discount rates of 15.0%, 17.5%, 20.0% and 22.5%. The results from the Discounted Cash Flow Analysis implied a present Equity Value of between $11.0 million and $21.6 million, or $0.37 and $0.73 per share.

     The summary of the L.H. Friend presentation set forth above does not purport to be a complete description of the presentations made by L.H. Friend to Company management or its Board of Directors. L.H. Friend notes its belief that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create a misleading view of the process underlying its opinion. In its analyses, L.H. Friend made certain assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Company. Any estimates contained therein are not necessarily indicative of actual values, which may vary significantly. Estimates of the relative financial values of the Company do not purport to be appraisals or necessarily reflect the prices at which the Company may actually be sold.

     L.H. Friend was selected by the Company's Board of Directors based on its qualifications, experience, expertise and reputation. As part of its investment banking business, L.H. Friend is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other transactions.

     Pursuant to a letter agreement dated December 8, 1998, the Company has paid L.H. Friend a fee of $50,000 for rendering this opinion, and has agreed to reimburse L.H. Friend for its reasonable expenses incurred in connection with its engagement by the Company. The Company has also agreed to indemnify L.H. Friend and its directors, officers, agents, employees, affiliates and controlling persons against any losses, claims or liabilities to which L.H. Friend becomes subject to in connection with its rendering of services, except those that arise from L.H. Friend's gross negligence or willful misconduct.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the Debt Conversion Transaction. The Board of Directors recommends the Shareholders vote FOR the approval of the Debt Conversion Transaction. See also "Certain Relationships and Related Transactions" for a discussion of any conflicts of interest that may have existed with respect to certain members of the Board of Directors during the time the board negotiated and approved the Debt Conversion Transaction.

     If the Company is unable to obtain Shareholder approval of the Debt Conversion Transaction at Proposal 1, it would result in a breach of one of the principal conditions to the Singapore Creditors' obligations to complete the Debt Conversion Transaction. The Conversion and Settlement Agreement contains a number of conditions which must happen before the Singapore Creditors must close and convert their debts, including that "...The material terms and conditions of the Transpac Conversion and other creditor conversions shall have been approved by MPI Shareholders, which approval shall be sought and obtained by MPI in accordance with all applicable laws." The failure of the Shareholders to approve the Debt Conversion Transaction would constitute a failure of a condition precedent to the performance of the Singapore Creditors, who would not be obligated to proceed under the current Conversion and Settlement Agreement. In that case, it is very likely the Company would seek protection under applicable bankruptcy laws.

                                   PROPOSAL 2

APPROVAL OF THE ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK ISSUED IN CONNECTION WITH THE DEBT CONVERSION TO 11 EMPLOYEES INCLUDING OFFICERS, A DIRECTOR OF THE COMPANY AND THIRD PARTIES IN EXCHANGE FOR THEIR PAYMENT OF A CREDITOR CLAIM.

Description of and Reasons for Proposal 2

     As of June 30, 1999, the Company owed STM the principal amount of $4,000,000 and approximately $893,595 of accrued interest pursuant to a term note incurred in 1995 by MPS and guaranteed by the Company. In September 1998, the Company signed a Restructuring, Settlement and Mutual Release Agreement which required the Company to pay $1,137,044 to STM by May 1, 1999 in full satisfaction of all obligations owed. The Company was unable to raise the funding necessary to pay off the required amount by May 1, 1999 and attempted to renegotiate the debt and have STM convert the $4,000,000 principal amount plus accrued interest into the Series A Convertible Preferred Stock along with the other Singapore Creditors. STM would not agree to a debt conversion and required that a negotiated cash payment be made to eliminate their debt.

     The Company located an investor, FI Financial, which agreed to purchase STM's creditor position for $500,000, subject to certain conditions described herein. FI Financial also agreed to allow employees of the Company including a director, officers and third parties to contribute toward the purchase of the STM creditor claim and to receive a pro-rata share of the Series A Convertible Preferred Stock that would otherwise be issued to STM in the Debt Conversion Transaction. FI Financial may also assign some or all of its remaining interest in the STM creditor position to additional third parties.

FI Financial Agreement with STMicroelectronics, Inc.

     The Company negotiated with several parties during late 1998 and early 1999, and on April 14, 1999 STM signed the STM/FI Financial Agreement with FI Financial, which is principally owned by James Waring, a nominee for director of the Company, to assign its creditor position to FI Financial for $500,000. Mr. Waring is also a member of the law firm of Ross, Dixon & Bell, outside lawyers for the Company. Three members of Ross, Dixon & Bell have also agreed to contribute payments to FI Financial in exchange for their pro-rata share of the Series A Convertible Preferred Stock. Under the letter agreement and the agreed extension date, FI Financial must pay out of an escrow account $500,000 to STM by August 31, 1999 in exchange for a complete assignment of all of STM's rights, title, claims and interests under the agreements which gave rise to the original $4.0 million principal debt, plus accrued interest. The STM/FI Financial Agreement is filed as Exhibit G to the Consent Statement, and the description of its terms and conditions is qualified in its entirety by Exhibit G.

     STM and FI Financial also agreed pursuant to another letter agreement with the Company to the assignment of certain percentages of FI Financial's interest in STM's debt to employees, officers and a director of the Company, and to certain third parties.

Principal Conditions to FI Financial's Obligations

     FI Financial's obligations to pay STM the $500,000 by August 31, 1999 under the agreement with STM is subject to the following principal conditions:

          (i) The Company has obtained Board of Director approval for the FI Financial transactions and the other Singapore Creditor debt conversions, and the issuance to FI Financial and its assigns of 1,322,647 shares of the Company's Series A Convertible Preferred Stock.

          (ii) STM has executed the Assignment Agreement with FI Financial and delivered a signed copy to the escrow agent.

          (iii) STM has delivered to the escrow agent the signed Warrant, a settlement agreement and the original debt agreements.

     In the event STM does not receive the $500,000 prior to August 31, 1999, the escrow account and the terms and conditions of the FI Financial letter agreement shall automatically terminate unless STM and FI Financial agree in writing to extend the term.

Assignment of Portion of FI Financial's Interest in STMicroelectronics, Inc.'s Debt to Employees, Officers and a Director of the Company and Third Parties

     FI Financial agreed, pursuant to an Assignment of Interest Agreement in April and May, 1999 to assign a percentage interest in its interest in STM's debt to employees, officers and a director of the Company and other third parties. The assignees can obtain a pro-rata interest in the Series A Convertible Preferred Stock to be issued depending on their cash contributions.

     Pursuant to the assignment, the assignees agree to authorize FI Financial to act as their agent in connection with the escrow account. The Assignment of Interest Agreement is filed as Exhibit E to the Consent Statement, and the description of its terms and conditions is qualified in its entirety by Exhibit E.

     To assist in enabling the Company to go forward with the Debt Conversion Transaction and demonstrate their commitment to the Company's future, the following employees, officers and a director and members of the Company's outside business law firm have agreed to contribute the amounts and to receive the number of shares of Series A Convertible Preferred Stock set forth below opposite their names:


     Name                 Amount        Relationship                       Number of Shares
     ----                 ------        ------------                       ----------------
 1.  Andrew Wrobel        $   15,000    Chairman, President and                 39,679
                                        Chief Executive Officer
 2.  Denis Trafecanty     $   35,000    Senior Vice President and               92,585
                                        Chief Financial Officer
 3.  Pete Hudson          $   15,000    Vice President, Technology              39,679
 4.  Dudley Westlake      $    5,000    Vice President, Sales and Marketing     13,226
 5.  Tim Sullivan         $    5,000    Vice President and Controller           13,226
 6.  Dale Feine           $    5,000    Director, New Business Development      13,226
 7.  Craig Iwami          $   20,000    Director, Operations                    52,906
 8.  Don Hayashigawa      $    5,000    Manager, Design and Test                13,226
 9.  Ha Tran              $   40,000    Production Manager                     105,812
10.  Billy Nguyen         $   15,000    Test Supervisor                         39,679
11.  Mimie Doetkott       $    5,000    Production Manager                      13,226
12.  Van Haynie           $   25,000    Member, Ross, Dixon & Bell              66,132
13.  Ross, Dixon & Bell
     401(k) Plan, FBO
     Van Tengberg         $   25,000    Member, Ross, Dixon & Bell              66,132
14.  Ross, Dixon & Bell
     401(k) Plan, FBO
     Fletcher Paddison    $   25,000    Member, Ross, Dixon & Bell              66,132
                          ==========                                            =======
     Total:               $  240,000                                            634,871 Shares


     The shares of Series A Convertible Preferred Stock issued to the parties listed above also have the registration rights granted in the Registration Rights Agreement, Exhibit C, which is discussed in Proposal 1 under the heading "Registration Rights."

Conditions to Purchase of Series A Convertible Preferred Stock by Employees, Officers, a Director of the Company and Third Parties

     Before FI Financial will purchase STM's debt and before the employees, officers, a director and the third parties will purchase any Series A Convertible Preferred Stock from FI Financial in connection with this Proposal 2, the Shareholders must approve the Debt Conversion Transaction at Proposal 1. In the event the Debt Conversion Transaction at Proposal 1 is not approved by the Shareholders pursuant to this Consent Statement, the Company will very likely seek protection under applicable bankruptcy laws.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the purchase of the Series A Convertible Preferred Stock from FI Financial by the employees, officers, a director of the Company and third parties. If such Shareholder approval is not obtained, FI Financial may be unwilling to purchase the entire $500,000 creditor claim of STM, in which event the Company may have to declare bankruptcy since it appears highly unlikely based on the Company's past dealings with STM that STM would be willing to renegotiate the debt owed.

     The Company is requesting Shareholder approval of the issuance of the Series A Convertible Preferred Stock to 11 of its employees, officers, a director and third parties in exchange for their payment of a creditor claim because FI Financial has indicated it may not proceed with the purchase of its portion of the creditor claim of STM without Shareholder approval. If FI Financial does not proceed with their

$260,000 share of the purchase of the $500,000 creditor claim of STM, then MPI will not have received the approval of all of the creditors or their assignees as required by the terms of the Conversion and Settlement Agreement and MPI cannot complete the Debt Conversion Transaction. Based on past dealings with STM, the Company believes it is highly unlikely STM would be willing to negotiate further or reduce the required payment of $500,000 in exchange for their creditor claim of $1.2 million. The Company also requires Shareholder approval of Proposal 2 since it involves the issuance of the Series A Convertible Preferred Stock to its own officers, a director and employees to ensure disclosure to the Shareholders of all material facts regarding the transaction, and because the Company does not want to proceed with the transaction without Shareholder approval.

     The Board of Directors recommends the Shareholders vote FOR the approval of Proposal 2. The Board believes that the employees', officers' and a director's contribution of their own money toward the purchase of the STM creditor claim to receive Series A Convertible Preferred Stock demonstrates a strong commitment to the Company and is in the best interests of the Company. The Board also believes that the purchase of such Series A Convertible Preferred Stock will encourage such individuals to remain as employees of the Company.

                                   PROPOSAL 3

APPROVAL OF VARIOUS AMENDMENTS TO THE COMPANY'S 1993 STOCK OPTION/STOCK ISSUANCE PLAN AS DESCRIBED HEREIN.

Description of and Reasons for Proposal 3

     On May 17, 1999, the Board of Directors approved, subject to Shareholder approval, amendments to the Company's 1993 Stock Option/Stock Issuance Plan ("1993 Plan") to effect the following changes: (i) increase the maximum number of shares of Common Stock authorized for issuance over the term of the 1993 Plan from 4,690,632 to 7,000,000 shares; (ii) increase the maximum number of options, stock appreciation rights and direct stock issuances to any one person per calendar year to 2,000,000 shares of Common Stock from 500,000 shares of Common Stock; and (iii) amend the Automatic Option Grant Program to increase the number of shares of Common Stock for which option grants are to be made to each new non-employee Board member from 15,000 to 40,000 shares and to increase the number of shares for which option grants are to be made annually to each continuing non-employee Board member from 10,000 to 30,000 shares.

     The 1993 Plan was adopted by the Board of Directors on December 9, 1993 and subsequently approved by the Company's Shareholders. The 1993 Plan is the successor to the Company's 1988 Stock Option Plan (the "Predecessor Plan"). As of June 30, 1999, options covering an aggregate of 2,163,853 shares of Common Stock were outstanding under the 1993 Plan, no shares of Common Stock had been issued under such plan, and 4,836,147 shares of Common Stock remained available for future option grants and stock issuances, assuming Shareholder approval of the increase to 7,000,000 shares of Common Stock underlying the 1993 Plan which forms part of this Proposal.

     Shareholder approval of Proposal 3 is necessary because the 1993 Plan does not contain enough shares to issue the 3,721,827 shares of Common Stock under the 1993 Plan intended to be issued as set forth in Proposal 4 herein. The Company plans on granting options to purchase an additional 3,721,827 shares of Common Stock to 33 employees, officers and directors to encourage them to remain in the employ of the Company if the Debt Conversion Transaction is approved because of concerns that the substantial dilution in their share ownership which will result from the Debt Conversion Transaction could cause them to leave the Company unless the options are granted. The increased ceiling for individual grants is necessary because the current limitation of 500,000 shares per year is not sufficient to enable the proposed issuance of
1.72 times the number of shares under existing options to current officers and directors of the Company as planned in Proposal 4. The Board also believes it will be better able to attract new directors and retain the current non-employee directors if the initial grant of shares is increased from 15,000 to 40,000 shares upon becoming a director and to increase the number of shares for which option grants are to automatically be made annually to directors from 10,000 to 30,000 shares.

     The following is a summary of the material features of the 1993 Plan, including the amendments which will become effective upon Shareholder approval of this Proposal 3. Any Shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Chief Financial Officer of the Company at the Company's principal executive offices in San Diego, California.

Plan Structure

     The 1993 Plan contains three separate equity incentive programs: (i) a Discretionary Option Grant Program, (ii) at an Automatic Option Grant Program and (iii) a Stock Issuance Program. The principal features of these programs are described below.

Administration

     As of June 30, 1999, the 1993 Plan is administered by the Board. The Board, as Plan Administrator, has complete discretion (subject to the provisions of the 1993 Plan) to authorize option grants and direct stock issuances under the 1993 Plan. In addition, the Board may appoint a committee, comprising two or more Board members, to act as Plan Administrator of the 1993 Plan with respect to individuals other than officers and directors of the Company who are subject to the short-swing profit trading restrictions of Section 16 of the Securities Exchange Act of 1934. All grants under the Automatic Option Grant Program are made in strict compliance with the provisions of that program and no administrative discretion is exercised by the Plan Administrator with respect to the grants made thereunder.

Share Reserve

     A total of 7,000,000 shares of Common Stock (including the 2,309,368 shares subject to approval under this Proposal) has been reserved for issuance over the ten-year period of the 1993 Plan. Also proposed to be amended is the current provision which provides that, in no event may any one participant in the 1993 Plan be granted stock options and direct stock issuances for more than 500,000 shares in the aggregate per calendar year. In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and to each participant) under the 1993 Plan and to each outstanding option.

Eligibility

     Salaried employees (including officers), non-employee Board members and consultants and independent advisors of the Company and its parent and subsidiaries are eligible to participate in the

Discretionary Grant and Stock Issuance Programs of the 1993 Plan. Only non-employee members of the Board are eligible to participate in the Automatic Option Grant Program.

     As of June 30, 1999, three executive officers, four non-employee Board members and all of the approximately 29 eligible salaried employees have been selected from eligible parties to participate in the 1993 Plan.

Valuation

     The fair market value per share on any relevant date under the 1993 Plan will be the average of the highest bid and lowest ask trading price per share on that date on the Nasdaq Electronic Bulletin Board, provided the Company timely files all reports required under the Securities Exchange Act of 1934, as amended. On June 30, 1999, the average of the highest bid and lowest ask trading prices per share was $0.395.

Discretionary Option Grant Program

     Options may be granted under the Discretionary Option Grant Program at an exercise price per share not less than 85% of the fair market value per share of Common Stock on the option grant date. No granted option will have a term in excess of ten (10) years.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent such option is exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which such optionee's outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The Plan Administrator is authorized to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) which have exercise prices in excess of the then-current market price of the Common Stock and to issue replacement options with an exercise price based on the market price of the Common Stock at the time of the new grant. The Plan Administrator does not intend to effect such a cancellation and regrant of outstanding options immediately following this Consent Solicitation.

Automatic Option Grant Program

     Under the amended provisions of the Automatic Option Grant Program, each individual who is serving as a non-employee Board member and each individual who was appointed by the Board each year as a new non-employee Board member on such date, is granted on such date a non-statutory option to purchase 40,000 shares of Common Stock. Each individual who first becomes a non-employee Board member, whether through election by the Shareholders or appointment by the Board, will automatically be granted, at the time of such initial election or appointment, a non-statutory option to purchase 40,000 shares of Common Stock.

     On the date of each Annual Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted a non-statutory option to purchase 30,000 shares of Common Stock. There will be no limit to the number of such 30,000-share option grants any one non-employee Board member may receive over his or her period of Board service.

     Each option will have at an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten (10) years measured from the option grant date.

     Each option will become vested for the option shares in four (4) equal annual installments over the optionee's period of Board service, with the first such installment to become vested upon the completion of one year of Board service measured from the option grant date. The vesting of each automatic option grant will immediately accelerate upon the optionee's death or permanent disability or upon certain changes in the ownership or control of the Company.

     Upon cessation of Board service, the non-employee Board member will have a limited time to exercise his or her automatic options, but in no event may the option be exercised after the expiration date of the option term. Any shares not exercisable at the time of such cessation of Board service will terminate and cease to be outstanding.

Stock Issuance Program

     Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of the fair market value per share of Common Stock, payable in cash or through a promissory note payable to the Company. Shares may also be issued solely as a bonus for past services.

     The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any unvested shares.

Acceleration

     In the event the Company is acquired by a merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. Any options assumed or replaced in connection with such acquisition may, in the Plan Administrator's discretion, be subject to immediate acceleration, and any unvested shares which do not vest at the time of such acquisition may be subject to full and immediate vesting, in the event the individual's service is subsequently terminated within a specified period following the acquisition.

     The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as at an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Financial Assistance

     The Plan Administrator may permit one or more participants to pay the exercise price of outstanding options or the purchase price of shares under the 1993 Plan by delivering a promissory note payable in installments. The Plan Administrator will determine the terms of any such promissory note. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares. Any such promissory note may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the participant's period of service.

Special Tax Election

     The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously-acquired shares of Common Stock in payment of such tax liability.

Amendment and Termination

     The Board may amend or modify the 1993 Plan in any or all respects whatsoever subject to any required Shareholder approval. The Board may terminate the 1993 Plan at any time, and the 1993 Plan will in all events terminate on December 8, 2003.

Federal Income Tax Consequences

Option Grants

     Options granted under the 1993 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of option differs as follows:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these holding periods is not satisfied, then a disqualifying disposition will result.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of shares purchased under incentive options.

     Non-Statutory Options. No taxable income is recognized by at an optionee upon the grant of a non-statutory option without a readily ascertainable fair market value. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, at an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of the exercise of the option at an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such share. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Direct Stock Issuances

     The tax principles applicable to direct stock issuances under the 1993 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Accounting and Income Tax Treatment

     Deductibility of Executive Compensation. The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with an exercise price equal to the fair market value of the option shares at the time of grant will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Internal Revenue Code Section 162(m).

     Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a compensation expense to the Company's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be accruable by the Company over the period that the option shares or issued shares are to vest. Option grants or stock issuances made under the 1993 Plan with exercise or issue prices equal to 100% of the fair market value of the Common Stock will not result in any charge to the Company's earnings, but the Company must disclose, in footnotes to the Company's financial statements, the impact those options would have upon the Company's reported earnings where the value of those options are treated as a compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share.

Conditions to Approval of Amendments to 1993 Stock Plan

     Before the amendments to the 1993 Stock Plan are effective, the Shareholders must approve the Debt Conversion Transaction at Proposal 1 and the purchase of the Series A Convertible Preferred Stock from FI Financial by the Company's employees and management at Proposal 2. In the event Proposals 1 and 2 are not approved by the Shareholders, Proposal 3 will be withdrawn.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the amendments to the 1993 Plan. If such Shareholder approval is not obtained, then only the original 2,526,779 shares of Common Stock will be available for issuance under the 1993 Plan. In addition, if such Shareholder approval is not obtained, then the current limitation of grants of options and direct share issuances in any one year to one person of 500,000 shares will remain as well as the lesser number of shares to non-employee directors upon appointment and each year thereafter. In that event, the current management and employees will be unable to be granted options in excess of the currently-authorized number.

     The Board of Directors recommends the Shareholders vote FOR the approval of the amendments to the 1993 Plan. The Board believes that it is in the best interests of the Company to continue to have a comprehensive equity incentive program for the Company which will provide a meaningful opportunity for officers, employees and non-employee Board members to acquire a substantial proprietary interest in the Company and thereby encourage such individuals to remain in the Company's service and more closely align their interests with those of the Shareholders.

                                   PROPOSAL 4

APPROVAL OF GRANT OF OPTIONS TO PURCHASE 3,721,827 SHARES OF COMMON STOCK TO COMPANY EMPLOYEES, OFFICERS AND DIRECTORS PURSUANT TO AMENDED 1993 STOCK OPTION/STOCK ISSUANCE PLAN.

Description of and Reasons for Proposal 4

     On May 17, 1999, the Board of Directors approved, subject to Shareholder approval, the grant of options to purchase a total of 3,721,827 shares of Common Stock to approximately 33 employees, officers and directors under the 1993 Stock Plan as it is proposed to be amended in Proposal 3 herein. Among other conditions, the grant of the options to these employees, officers and a director is subject to Shareholder approval of the amendments to the 1993 Stock Plan as discussed in Proposal 3 above.

     The reason for the grant of the additional options to the employees, officers and directors is to encourage them to remain in the employ of the Company if the Debt Conversion Transaction is approved because of the substantial dilution in their share ownership which will result from the Debt Conversion Transaction. As of June 30, 1999 and before the Debt Conversion Transaction, the Company had 10,856,890 shares of Common Stock outstanding. If the Debt Conversion Transaction is approved, and assuming conversion of the Series A Convertible Preferred Stock to Common Stock, there will be approximately 29,582,444 shares of Common Stock outstanding, or approximately
2.72 times the number of previously-outstanding shares.

     Accordingly, the employees, officers and directors of the Company who have continued to work with the Company, notwithstanding that it has faced bankruptcy, will be subject to substantial dilution of their stock ownership. Management believes that valuable employees may leave the Company if their options are not adjusted as set forth in this Proposal 4. To enable the employees, officers and directors to maintain their percentage interest in the Company after the Debt Conversion Transaction, each of the 33 employees, officers and directors who has been issued options will be issued an option to acquire Common Stock of the Company in an amount equal to 1.72 times the number of their currently-outstanding shares subject to options. The options will be granted to the employees, officers and directors in accordance with the terms and conditions of the amended 1993 Plan. Based on the 2,163,853 shares of Common Stock which underlie options granted to employees, options to purchase an additional 3,721,827 shares of Common Stock will be issued to the employees if Proposal 4 is approved.

Conditions to Issuance of Additional Options to Employees, Officers and
Directors

     Before the grant of the options to purchase 3,721,827 shares of Common Stock to the 33 employees, officers and directors is effective, the Shareholders must approve the Debt Conversion Transaction at Proposal 1 and it must be completed, and the Shareholders must also approve Proposal 2 and the amendments to the 1993 Stock Plan as discussed in Proposal 3. In the event the Debt Conversion Transaction at Proposals 1 and 2 is not approved by the Shareholders pursuant to this Consent Statement, the grant of additional options to purchase 3,721,827 shares of Common Stock to the employees, officers and directors as set forth in this Proposal 4 will be withdrawn.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the grant of options to purchase an additional 3,721,827 shares of Common Stock under the 1993 Plan to the 33 employees, officers and directors of the Company. If such Shareholder approval is not obtained, then only the original 2,526,779 shares of Common Stock available for issuance under the 1993 Plan before the proposed increase described in Proposal 3 will be available to be granted to the employees, officers and directors. In that event, the current management and employees will be substantially diluted by the shares of Common Stock which could be converted in connection with the Debt Conversion Transaction, which management believes is very likely to result in the loss of valuable employees.

     The Board of Directors recommends the Shareholders vote FOR the approval of the amendments to the 1993 Plan. The Board believes that it is in the best interests of the Company to continue to have a comprehensive equity incentive program for the Company which will provide a meaningful opportunity for officers, employees and non-employee Board members to acquire a substantial proprietary interest in the Company and thereby encourage such individuals to remain in the Company's service and more closely align their interests with those of the Shareholders.

                                   PROPOSAL 5

APPROVAL OF CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF THE SERIES A CONVERTIBLE PREFERRED STOCK TO THE CREDITORS, EMPLOYEES AND A DIRECTOR OF THE COMPANY AND THIRD PARTIES IN CONNECTION WITH THE DEBT CONVERSION.

Description of and Reasons for Proposal 5

     The Articles of Incorporation currently authorize the Company to issue up to 50,000,000 shares of Common Stock and up to 10,000,000 shares of Preferred Stock. The Debt Conversion Transaction requires the authorization of the Series A Convertible Preferred Stock to be issued to the creditors in accordance with the Conversion and Settlement Agreement. This amendment to the Articles of Incorporation creates the Series A Convertible Preferred Stock to be issued to the creditors with the rights, preferences and privileges required by the creditors. The Proposal would cause 9,362,777 authorized shares of Preferred Stock to be designated as Series A Convertible Preferred Stock.

     The holders of shares of the Series A Convertible Preferred Stock would be entitled to voting rights, preferential dividends, preferences on liquidation and conversion rights as described in Proposal 1 under the heading "Summary of Principal Terms of Series A Convertible Preferred Stock" and as fully set forth in Exhibit B. In addition the Series A Convertible Preferred Stock is subject to redemption as provided in Exhibit B. The Company is limited by the proposed amendment of the Articles of Incorporation in its authority to sell substantially all of the assets of the Company, enter into any merger or consolidation, alter the rights of Series A Convertible Preferred Stock holders, issue additional stock with priority over or equal preference to the Series A Convertible Preferred Stock holders, or undertake certain other transaction, all as specifically described in Exhibit B.

Background

     The Company currently has 60,000,000 authorized shares of stock, consisting of 50,000,000 shares of Common Stock, no par value and 10,000,000 shares of undesignated preferred stock. The proposed amendment of the Articles of Incorporation ("Proposal") would create a new class of 9,362,777 shares of preferred stock, no par value designated "Series A Convertible Preferred Stock." Assuming Proposal 5 is approved by the Shareholders, the 10,000,000 shares of undesignated preferred stock which is currently authorized will be eliminated. Series A Convertible Preferred Stock will be senior as to dividends and upon liquidation, dissolution or winding up to the Common Stock.

     The holders of Series A Convertible Preferred Stock will have voting rights equal to one vote for each share of Common Stock into which such Series A Convertible Preferred Stock could then be converted. Each share of Series A Convertible Preferred Stock is initially convertible into two (2) shares of Common Stock. However, the conversion ratio is subject to adjustment under specified circumstances.

The Proposal

     The Company's Certificate of Incorporation shall be amended as set forth in Exhibit B, which has the effect of amending in full and restating Article III of the Amended and Restated Articles of Incorporation of the Company.

     The full text of Article III as proposed to be amended is attached as Exhibit B to this Consent Statement.

     A Certificate of Amendment reflecting the foregoing amendments shall be filed with the Secretary of State of the State of California after the adoption of the Proposal by the Shareholders.

Conditions to Approval of Amended and Restated Articles of Incorporation

     Before the Certificate of Amendment of the Amended and Restated Articles of Incorporation is effective, the Shareholders must approve Proposal 1, the Debt Conversion Transaction, and Proposal 2, the purchase of the Series A Convertible Preferred Stock from FI Financial by the employees, officers and a director of the Company. In the event Proposals 1 and 2 are not approved by the Shareholders, Proposal 5 will be withdrawn and the Company will likely seek protection under applicable bankruptcy laws.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the Certificate of Amendment of the Amended and Restated Articles of Incorporation authorizing the issuance of the Series A

Convertible Preferred Stock. If Shareholder approval is not obtained, the Company will be unable to complete the Debt Conversion Transaction and will likely be forced to declare bankruptcy since the Company believes it is highly unlikely the Singapore Creditors will proceed without Shareholder approval.

     The Board of Directors recommends the Shareholders vote FOR the approval of the Certificate of Amendment of the Amended and Restated Articles of Incorporation. The Board believes that the issuance of the Series A Convertible Preferred Stock to the Singapore Creditors in exchange for such debts is in the best interests of the Company and the only viable way to avoid bankruptcy.

                                   PROPOSAL 6

AMENDMENT OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO "MELTRONIX, INC."

Description of and Reasons for Proposal 6

     The Company believes that the current name does not accurately reflect the image of its current business and that the name change to Meltronix, Inc. will be in the best interests of the Company and will more accurately reflect its current business and operations. The name change will be accomplished by amending the Amended and Restated Articles of Incorporation of the Company at
Article I to reflect the new name of Meltronix, Inc. This amendment to the Amended and Restated Articles of Incorporation is in addition to the amendment set forth at Proposal 5 to authorize the Series A Convertible Preferred Stock in connection with the Debt Conversion Transaction. The approval of this Proposal 6 is not dependent upon the approval of any of the other five proposals contained in this Consent Statement.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the amendment to the Amended and Restated Articles of Incorporation to authorize the name change to Meltronix, Inc. If Shareholder approval is not obtained, the Company will not change its name.

     The Board of Directors recommends the Shareholders vote FOR the approval of the amendment to the Amended and Restated Articles of Incorporation to change the name. The Board believes the change of name will be in the best interests of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 1996, the Company entered into an agreement for consulting services with G&L Investments ("G&L") which established a consulting relationship with, among others, Lewis Solomon (former Chairman of the Board of Directors) and Gary Stein (a former Director). In exchange for consulting services, G&L, through an affiliate, received $15,000 plus reasonable expenses for each month that G&L provided services to the Company. On July 14, 1998, the Company notified G&L that their agreement for consulting services was terminated.

     In November 1996, the Company also entered into an agreement for consulting services with The Watley Group, LLC ("Watley") which employed Mr. Anthony Bryan (a Director), among others, pursuant to which Watley received $15,000 plus reasonable expenses for each month that it provided services to the

Company. On January 16, 1998, the Company notified Watley that their agreement for consulting services was terminated.

     The Company has entered into an indemnification agreement with each of its directors.

     The Company and certain of its Shareholders entered into a registration rights agreement pursuant to which entities that may be deemed affiliated with greater than a five percent Shareholder were granted certain registration rights. Such agreement provides for indemnification by the Company for such persons.

     In March 1996, pursuant to a subscription agreement, the Company consummated the sale and issuance of 842,013 shares of Common Stock (the "Transpac Shares") to Transpac at the purchase price of $2.37526 per share, for a total purchase price of $2,000,000 (the "Transpac Financing"). Transpac has board observer rights and the right to appoint a representative of Transpac to the Company's Board of Directors. Such right was exercised in August 1998 with the appointment of Mr. Wong to the Board of Directors of the Company. Mr. Wong is also a director and Executive Vice President of Transpac.

     In connection with the Company's subsidiaries in Singapore, which ceased operations in 1997, the Company fully guaranteed certain debt obligations. During 1998, the Company signed Restructuring Agreements with each of the Singapore Creditors, which called for settlement payments of approximately $9.3 million to satisfy all debt obligations. This included an agreement with Transpac which requires the Company to pay to Transpac $3.1 million by May 1, 1999, issue warrants to purchase 500,000 shares of the Company's Common Stock at $1.00 per share, and other provisions. Under the terms of the agreements, the indebtedness due to Transpac returns to the full $11.357 million if the payment of $3.1 million is not made by May 1, 1999. Because the Company has not been able to obtain funding to satisfy the settlement payment obligations, the Company renegotiated the terms and has executed a Conversion and Settlement Agreement with Transpac which calls for the conversion of all debt and accrued interest obligations into shares of the Company's Series A Convertible Preferred Stock, each share of which will be convertible into two shares of the Company's Common Stock. Such Series A Convertible Preferred Stock is ultimately convertible into 8,063,651 shares of the Company's Common Stock. The Conversion and Settlement Agreement further stipulates that the warrants issued to Transpac to purchase 500,000 shares of the Company's Common Stock at $1.00 per share be amended to reduce the exercise price to $0.50 per share.

     The Debt Conversion Transaction is subject to the completion of definitive agreements for all of the Singapore Creditors, which have been executed, and the approval of the Debt Conversion Transaction by a majority of the outstanding Common Stock of the Company.

     The Company entered into the STM/FI Financial Agreement on April 14, 1999 with STM and FI Financial. Mr. Waring, a nominee to the Company's Board of Directors, is an officer of FI Financial. Under the terms of the STM/FI Financial Agreement, STM, a creditor of the Company, assigned its rights to a series of agreements with the Company to FI Financial. FI Financial, for consideration paid to STM of $500,000, will receive shares of the Company's Series A Convertible Preferred Stock, which shares would be convertible into 2,645,294 shares of the Company's Common Stock. The STM/FI Financial Agreement provides that the funds to be paid to STM are held in escrow until the completion of definitive agreements for all of the Singapore Creditors and the approval of the Debt Conversion Transaction by a majority of the outstanding Common Stock of the Company. The issuance of the Series A Convertible Preferred Stock is also subject to the same conditions.

     FI Financial subsequently entered into a series of Assignment of Interest agreements with a group of employees, officers and a director of the Company and other parties, whereby these parties have collectively agreed to pay to FI Financial a total of $240,000 toward the purchase of the STM creditor claim in exchange for the right to receive a pro-rata portion of the Company's Series A Convertible Preferred Stock to be received by FI Financial. Under the terms of the Assignment of Interest agreements, this group of parties would receive shares of the Company's Series A Convertible Preferred Stock, which would be convertible into 1,269,741 shares of the Company's Common Stock.

     Certain executive officers and directors of the Company will receive benefits in the form of Series A Convertible Preferred Stock and option grants if Proposals 1 through 5 set forth herein are approved by the Shareholders. Mr. Trafecanty, Chief Financial Officer, Mr. Sullivan, Controller, Mr. Wrobel, Chief Executive Officer and Director, and Mr. Waring, a nominee for director of the Company and an officer of FI Financial, who is considered the beneficial owner of the shares issued to FI Financial, will receive 92,585 shares, 13,226 shares, 39,679 shares and 687,776 shares, respectively, of Series A Convertible Preferred Stock in exchange for their respective capital contributions as described in Proposal 2 herein. These Series A Convertible Preferred Stock shares will be initially convertible into 185,120 shares, 26,452 shares, 79,358 shares and 1,375,552 shares of Common Stock, respectively, assuming the Debt Conversion Transaction is approved by the Shareholders. If Proposals 1 through 5 herein are approved by the Shareholders, Messrs. Trafecanty, Sullivan and Wrobel will have options, including options previously granted, to acquire a total of 816,000, 408,000 and 1,632,000 shares of Common Stock of the Company, respectively. Mr. Waring, as a nominee for director, will receive an option to acquire 40,000 shares upon his appointment as a director, and will automatically receive 30,000 shares each year he remains as a director if Proposals 1 through 5 contained herein are approved. The other existing directors consisting of Messrs. Wong L. Hong, Frank Howland, Waldemar Heeb and Anthony Bryan will each automatically receive 30,000 shares each year they are a director under the Automatic Option Grant Program of the amended 1993 Plan if Proposals 1 through 5 contained herein are approved.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, between the Company and its officers, directors, principal Shareholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning compensation earned, for services rendered in all capacities to the Company and its subsidiaries, for the fiscal years ended December 31, 1998, 1997 and 1996, by all persons who served as the Company's Chief Executive Officer during 1998, and each of the other two (2) most highly compensated executive officers of the Company who earned more than $100,000 in compensation for the 1998 fiscal year (hereafter referred to as "Named Executive Officers").

                                               Annual Compensation                         Long Term Compensation
                                                                                      Awards             Payouts
                                                                 Other        Restricted   Securities        LTIP    All Other
Name and                                Salary      Bonus       Annual           Stock     Underlying      Payouts     Comp.
Principal Position            Year        ($)        ($)      Comp.(1)($)     Award(s)($)  Options (#)       ($)       ($)(2)
---------------------------------------------------------------------------------------------------------------------------------
Andrew K. Wrobel(3)           1998       220,898    133,980       ---             ---                ---     ---           3,015
  Chairman, President and     1997        46,664     25,000       ---             ---            600,000     ---              99
Chief Executive Officer       1996                      ---       ---             ---                ---     ---             ---
                                             ---
Denis J. Trafecanty(4)        1998       158,154     80,000    46,723(5)          ---                ---     ---          11,858
  Senior Vice President       1997       149,414     35,000    28,798(5)          ---            300,000(6)  ---           5,102
  and Chief Financial         1996        37,736        ---       ---             ---             50,000     ---             ---
  Officer

Timothy R. Sullivan(7)        1998       117,335     59,583       ---             ---                ---     ---           4,559
  Vice President and          1997        97,741     20,000       ---             ---            150,000     ---          21,612(7)
  Controller                  1996           ---        ---       ---             ---                ---     ---             ---

------------

(1) Other Annual Compensation for all other employees listed in the table is less than $50,000 and 10% of the total of annual salary and bonus for such individual.

(2) All other compensation if comprised of (i) matching contributions made by the Company on behalf of the Named Executive Officer to its Section 401 (k) Plan and (ii) annual premiums paid for group term life insurance policies. Under such policies, the Named Executive Officer may designate the beneficiary of the insurance proceeds payable upon death. The amounts of the Company's matching contribution to its Section 401 (k) Plan and the life insurance premiums are set forth below:

                                             Matching 401(k)  Life Insurance
                                             Contribution ($)  Premium ($)
                                             ---------------- --------------
     Andrew K. Wrobel ............... 1998        -----            3,015
                                      1997        -----               99

     Denis J. Trafecanty ............ 1998        4,748            7,110
                                      1997        4,360              742

     Timothy R. Sullivan ............ 1998        3,594              965
                                      1997        1,650              112

(3) Mr. Wrobel was appointed as Chairman of the Board of Directors in January 1999. Mr. Wrobel was appointed President and Chief Executive Officer of the Company in October 1997.

(4) Mr. Trafecanty was appointed as Chief Financial Officer of the Company in August 1996.

(5) The Company provided a car allowance to Mr. Trafecanty of $6,000 for each of the 1998 and 1997, living expenses totaling $9,291 and $10,926 for 1998 and 1997 respectively, and reimbursed Mr. Trafecanty for the income tax impact of these and other benefits, which totaled $18,637 and $8,147 for 1998 and 1997 respectively.

(6) Includes options for 50,000 shares granted on August 21, 1997 in exchange for the cancellation of an option for 50,000 shares originally granted on August 26, 1996 with an exercise price $4.00 per share.

(7) Mr. Sullivan was appointed as Vice President and Controller of the Company in March 1997. The Company paid Mr. Sullivan $19,850 in connection with consulting services rendered to the Company during January and February 1997. These fees are included in the caption All Other Compensation.

Option Grants in Last Fiscal Year

     There were no stock option grants made to the Company's Chief Executive Officer or any of the other Named Executive Officers during the fiscal year ended December 31, 1998. No stock appreciation rights were granted or exercised during such fiscal year.

Aggregated Option Exercise and Fiscal Year-End Values

     No options were exercised by the Company's Chief Executive Officer or the other two Named Executive Officers during the fiscal year ended December 31, 1998. The following table sets forth information concerning option holdings for such fiscal year with respect to the Company's Chief Executive Officer and each of the other two Named Executive Officers. The fair market value of the Common Stock as the December 31, 1998 fiscal year-end was $0.15 per share, based on the average of the highest bid and lowest ask price as quoted on the OTC Bulletin Board. No stock appreciation rights were exercised or outstanding during such fiscal year.

                          Number of Securities          Value of Unexercised
                         Underlying Unexercised         In-the-Money Options
                     Options at Fiscal Year-End (#)     at Fiscal Year-End($)
                     -----------------------------------------------------------
Name                  Exercisable   Unexercisable    Exercisable   Unexercisable
--------------------------------------------------------------------------------
Andrew K. Wrobel ....   233,334         366,666         -----          -----

Denis J. Trafecanty .   147,500         152,500         -----          -----

Timothy R. Sullivan .    75,000          75,000         -----          -----

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The Company does not have a compensation committee, and the Board of Directors currently performs the functions of a compensation committee. No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the company's Board of Directors. Mr. Wong is a director of the Company and Executive Vice President of Transpac. Transpac has entered into a Conversion and Settlement Agreement with the Company which calls for the conversion of all of its debts and accrued interest obligations to the Company into shares of the Company's Series A Convertible Preferred Stock, each share of which will be convertible into two shares of the Company's Common Stock. Such Series A Convertible Preferred Stock is ultimately convertible in 8,063,651 shares of the Company's Common Stock. The Debt Conversion Transaction is subject to approval by a majority of the holders of the Company's Common Stock.

Employment Contracts and Termination of Employment and Change in Control Arrangements

     Employment Agreement with Andrew K. Wrobel. Effective October 6, 1997, the Company entered into an employment agreement ("Agreement") with Andrew K. Wrobel. The terms of this

Agreement shall automatically be extended, unless not less than one (1) year prior to the expiration date the Company shall have given written notice to Mr. Wrobel that the term of this Agreement shall terminate on the expiration date; or Mr. Wrobel, not less than thirty (30) days prior to the expiration date, elects to terminate this Agreement by delivering written notice of such desire to terminate to the Company. Under the terms of this Agreement, Mr. Wrobel is entitled to a base salary of not less than $220,000 per year, plus a minimum increase of six (6) percent of his base salary on each anniversary of the agreement. Mr. Wrobel is also entitled to receive a bonus equal to sixty percent (60%) of his then existing base salary, payable quarterly pro-rata upon the Company's achievement of the performance criteria set forth in the business plan to be prepared by Mr. Wrobel for the Company and approved by the Board. The Agreement also guaranteed Mr. Wrobel a stock option for 500,000 shares of the Company's Common Stock at the fair market value on the date of the Agreement ($0.43 per share). The options will become exercisable on an accelerated basis in the event of any acquisition of the Company by merger or asset sale, unless the options are assumed by the acquiring entity. Mr. Wrobel participates in all of the Company's employee benefit plans. In the event of his termination other than for cause, Mr. Wrobel is entitled to full acceleration of his options and a severance payment equal to one (1) year of his then current salary within five
(5) business days of his termination plus twelve (12) months additional coverage under the Company's health, medical and dental plans.

     Change in Control Arrangements. The Board of Directors has the authority as Plan Administrator of the 1993 Plan to provide for the accelerated vesting of the shares of the Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers under that plan in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following an acquisition of the Company by merger or asset sale. In connection with a hostile change in control of the Company effected through a successful tender offer for more than 50% of the Company's outstanding voting stock or through a proxy contest for the election of Board members, the Plan Administrator has the discretionary authority to provide for automatic acceleration of outstanding options under the Discretionary Option Grant Program of the 1993 Plan and the automatic vesting of outstanding shares under the Stock Issuance Program.

Board of Directors Report on Executive Compensation

     For the 1998 fiscal year, the Board of Directors was responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and other key employees and administering certain other compensation programs for such individuals, subject in each instance to review and final approval by the full Board. The Board of Directors also had the exclusive responsibility during such year for the administration of the Company's 1993 Plan under which grants may be made to executive officers and other key employees.

     General Compensation Policy. The fundamental policy of the Board of Directors is to provide the Company's executive officers and other key employees with compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Board of Directors's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance, (ii) annual variable performance award payable in cash and tied to the Company's achievement of financial performance targets, and (iii) long-term stock-based incentive award which strengthen the mutuality of the interest between the executive officers and the Company's Shareholders. As an executive officer's level of responsibility increases, it is the intent of the Board of

Directors to have a greater portion of his total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

     Factors. For Andrew K. Wrobel, the Board of Directors followed the terms of his employment agreement with the Company in determining his compensation for 1998. That agreement specifies the compensation, subject to Board adjustment, that was paid to Mr. Wrobel during 1998. Several of the more important factors which the Board of Directors considered in establishing the components of the compensation packages for executive officers who do not have an employment agreement with the Company for the 1998 fiscal year are summarized below. Additional factors were also taken into account and the Board of Directors may, in its discretion, apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for the future fiscal years.

     Base Salary. The base salary for each officer who does not have an employment agreement with the Company is determined on the basis of the following factors: experience, personal performance and internal comparability considerations. The weight given to each of these factors differs from individual to individual, as the Board of Directors deems appropriate.

     Annual Incentive Compensation. Annual bonuses are earned by each executive officer primarily on the basis of the Company's achievement of certain corporate financial performance targets established for each fiscal year combined with the individual performance of such individual.

     Long-Term Incentive Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the Shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a two and one-half (2 1/2) or three (3)-year period, contingent upon the executive officer's continued employment with the Company or a subsidiary. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

     The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Board of Directors also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Board of Directors does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. In 1998, no Named Executives received an option grant. Such options are described in the Summary Compensation Table, in the column entitled "Long Term Compensation Awards--Securities Underlying Options" and in the "Option Grants in Last Fiscal Year" table.

     CEO Compensation. In setting the compensation payable to the Company's Chief Executive Officer, Mr. Wrobel, the Board of Directors followed the terms of the employment agreement that was previously negotiated between Mr. Wrobel and the Company and subsequently executed. In accordance with the terms of his employment agreement, Mr. Wrobel received a base salary of $220,898 in 1998.

     For fiscal year 1998, Mr. Wrobel was entitled to a bonus equal to sixty percent of his then-existing base salary, payable quarterly pro-rata upon the Company's achievement of the performance criteria set forth in the business plan prepared by Mr. Wrobel for the Company and approved by the Board. The business plan approved by the Board required the Company to achieve a defined cumulative net income for fiscal year 1998 measured as of each quarterly period for Mr. Wrobel to be entitled to a bonus in that quarter equal to 15% of his then-existing base salary. The defined cumulative net income in each of the four quarters of fiscal year 1998 was: cumulative through the first quarter - $229,000; cumulative through the second quarter - $315,000; cumulative through the third quarter -$821,000; and cumulative through the fourth quarter - $1,307,000. Based on these factors and such other factors as the Board of Directors deemed appropriate, the Board of Directors awarded Mr. Wrobel a bonus of $133,980 in 1998. The 1998 base salary in Mr. Wrobel's employment agreement was based on such factors as the Board of Directors determined to be appropriate at the time the employment agreement was negotiated in 1997. On October 6, 1997, Mr. Wrobel was granted an option to purchase 500,000 shares of Common Stock (see "Employment Contracts and Termination of Employment and Change in Control Arrangements--Employment Agreement with Andrew K. Wrobel") to make a portion of his total compensation contingent on increased value for the Company's Shareholders; the option will have no value unless there is appreciation in the value of the Company's Common Stock over the option term. On November 4, 1997, Mr. Wrobel received an option to purchase an additional 100,000 shares of Common Stock.

     Compliance with Internal Revenue Code Section 162(m). As a result of
Section 162(m) of the Internal Revenue Code, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any fiscal year. This limitation applies to all compensation paid to the covered executive officers, which is not considered to be performance-based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. Non-performance based compensation paid to the Company's executive officers for the 1997 fiscal year did not exceed the $1 million limit per officer, and the Board of Directors does not anticipate that the non-performance based cash compensation to be paid to the Company's executive officers for fiscal 1999 will exceed that limit. In addition, option grants and other awards made under the 1993 Plan prior to January 1, 1998 were structured so that any compensation deemed paid to an executive officer in connection with those awards will qualify as performance-based compensation which will not be subject to the $1 million limitation. However, any compensation deemed paid by the Company in connection with transactions relating to options or other awards granted during the 1999 fiscal year will have to be taken into account for purposes of the $1 million limitation. Because it is very unlikely that the compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Board of Directors has decided at this time not to take any action to limit or restructure the elements of compensation payable to the Company's executive officers. The Board of Directors will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

Dated as of April 20, 1999

                                                 Mr. Anthony J.A. Bryan
                                                 Mr. Wong Lin Hong
                                                 Mr. Andrew Wrobel
                                                 Mr. Waldemar Heeb
                                                 Mr. Frank L. Howland

The Board of Directors report on executive compensation is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Consent Statement and irrespective of any general incorporation language in any such filing.

                                                          THE BOARD OF DIRECTORS

                      INFORMATION INCORPORATED BY REFERENCE

     The Company incorporates by reference in this Consent Statement the following portions of its Form 10-K Annual Report for the fiscal year ended December 31, 1998 attached hereto under the heading "Financial Information" beginning at page F-1: (i) Management's Discussion and Analysis of Financial Condition and Results of Operations ("MDA") for December 31, 1998 and 1997 at pages F-20 through F-34 herein; and (ii) the audited financial statements of the Company as of December 31, 1998 and 1997 at pages F-42 through F-69 herein; incorporates by reference the following portions of its Form 10-Q Quarterly Report for the quarter ended March 31, 1999 attached hereto: (i) the unaudited financial statements as of March 31, 1999 at pages F-72 through F-79 herein; and
(ii) the MDA therein set forth at pages F-79 through F-89 herein and also incorporates by reference the following portions of its Form 10-Q Quarterly Report for the quarter ended June 30, 1999 attached hereto (i) the unaudited financial statements as of June 30, 1999 at pages F-89 through F- __ herein; and
(ii) the MDA therein set forth at pages F- __ through F- __ herein.

Dated: August __, 1999

                                     ANNEX A

            RESOLUTION OF ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS
                                       OF
                         MICROELECTRONIC PACKAGING, INC.

     WHEREAS, pursuant to the California Corporations Code, the Bylaws of this corporation and the attached Consent Solicitation Statement which is incorporated by this reference, it is deemed desirable and in the best interests of this corporation that the following actions be taken by the Shareholders of this corporation pursuant to this Written Consent:

     NOW, THEREFORE, BE IT RESOLVED that the undersigned Shareholders of this corporation hereby consent to, approve and adopt the following:

     1. RESOLVED, the Shareholders approve the conversion of approximately $28.06 million in debt owed to eight creditors into Series A Convertible Preferred Stock of the Company and the amendment of one of the creditor's warrants to purchase Common Stock.

     [_]        FOR             [_]       AGAINST         [_]        ABSTAIN

     2. RESOLVED, the Shareholders approve the issuance of Series A Convertible Preferred Stock issued in connection with the debt conversion to 11 employees including officers, a director of the Company and third parties in exchange for their payment of a creditor claim.

     [_]        FOR             [_]       AGAINST         [_]        ABSTAIN

     3. RESOLVED, the Shareholders approve various amendments to the Company's 1[_][_]3 Stock Option/Stock Issuance Plan to:

          (i) increase the number of shares of Common Stock authorized for issuance over the term of such plan by an additional 2,309,368 shares;

          (ii) amend the number of shares available for issuance under such plan for each person participating in any one calendar year to 2,000,000 shares; and

          (iii) amend the Automatic Option Grant Program to increase the number of shares of Common Stock subject to automatic option grants to be made to new and continuing non-employee Board members.

     [_]        FOR             [_]       AGAINST         [_]        ABSTAIN

     4. RESOLVED, the Shareholders approve the grant of options to purchase 3,721,827 shares of Common Stock to Company employees, officers and directors pursuant to the amended 1[_][_]3 Stock Option/Stock Issuance Plan.

     [_]        FOR             [_]       AGAINST         [_]        ABSTAIN

     5. RESOLVED, the Shareholders approve the Certificate of Amendment of the Amended and Restated Articles of Incorporation to authorize the issuance of the Series A Convertible Preferred Stock to the creditors, employees, officers, a director of the Company and third parties in connection with the debt conversion.

     [_]        FOR             [_]       AGAINST         [_]        ABSTAIN

     6. RESOLVED, the Shareholders approve the amendment to the Amended and Restated Articles of Incorporation to change the name of the Company to Meltronix, Inc.

     [_]        FOR             [_]       AGAINST         [_]        ABSTAIN

     RESOLVED FURTHER, that the officers of this corporation are, and each acting alone is, hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as said officers shall deem necessary or advisable, to carry out the purposes of the foregoing resolutions.

     RESOLVED FURTHER, that any actions taken by such officers prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved as the acts and deeds of this corporation.

     This Written Consent shall be filed in the Minute Book of this corporation and become a part of the records of this corporation.

     This Written Consent, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Written Consent will be voted for Proposals 1, 2, 3, 4, 5 and 6.

DATED:
      ---------------------------------------------

      ---------------------------------------------
          Signature

      ---------------------------------------------
          Signature if Held Jointly

      ---------------------------------------------
          Number of Shares

     Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If the shares are owned by a corporation, sign in the full corporate name by the President or other authorized officer. If the shares are owned by a Partnership, sign in the name of the Partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE WRITTEN CONSENT PROMPTLY USING THE ENCLOSED ENVELOPE OR FAX YOUR CONSENT TO DENIS TRAFECANTY AT MICROELECTRONIC PACKAGING, INC., (619) 292-7881.

                            FINANCIAL INFORMATION OF
                         MICROELECTRONIC PACKAGING INC.

                                      INDEX

                                                                         Page(s)

Introduction ............................................................   F-2

Pro Forma Unaudited Condensed Consolidated Balance Sheet as of
  June 30, 1999 .........................................................   F-3

Pro Forma Unaudited Condensed Consolidated Statement of Operations for
  the Six Month Period Ended June 30, 1999 and the Fiscal Year
  Ended December 31, 1998 ...............................................   F-4

Notes to Pro Forma Unaudited Consolidated Financial Statements ..........   F-5

Financial Statements and Supplementary Data:

  Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1998    F-6

  Quarterly Report on Form 10-Q for the Three Month Period Ended
     March 31, 1999 .....................................................  F-70

  Quarterly Report on Form 10-Q for the Three Month Period Ended
     June 30, 1999 ......................................................  F-89

    PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements (the "Pro Forma Financial Statements") are based upon the historical consolidated financial statements of the Company.

     The historical financial information included in the Pro Forma Financial Statements represents the financial position and operations of the Company as previously reported by the Company in its Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999. The Pro Forma Financial Statements reflect the effect of issuing 9,362,777 shares of Series A Convertible Preferred Stock in exchange for cancellation of debt and accrued interest totaling $28,059,000 as of June 30, 1999, and the recording of the gain on forgiveness of such debt and certain related transactions. The pro forma unaudited condensed consolidated statements of operations for the year ended December 31, 1998 and for the six months ended June 30, 1999 give effect to this transaction as if it were consummated on January 1, 1998. The pro forma unaudited condensed consolidated balance sheet as of June 30, 1999 gives effect to this transaction as if it were consummated on June 30, 1999. The gain on the forgiveness of the debt, net of income taxes, is reflected in the pro forma unaudited condensed consolidated balance sheet. The gain on the forgiveness of debt, net of income taxes, is not included in the pro forma unaudited condensed consolidated statements of operations. The pro forma adjustments, including the gain on the forgiveness of the debt, are described more fully in the accompanying notes.

     The Pro Forma Financial Statements are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have been achieved had such transactions been consummated on the date or for the periods indicated and do not purport to be indicative of the results of operations for any future period. The Pro Forma Financial Statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.

                        MICROELECTRONIC PACKAGING, INC.
                         PRO FORMA UNAUDITED CONDENSED
                          CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1999

                                                              Amounts in Thousands
                                                --------------------------------------------------------
                                                                          Proforma              After
                                                  Historical           Adjustments          Adjustment
                                                  (Unaudited)          (Unaudited)          (Unaudited)
---------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
     Cash                                           $    140           $      ---              $    140
     Accounts receivable, net                          1,489                  ---                 1,489
     Inventories                                       2,065                  ---                 2,065
     Other current assets                                164                  ---                   164
-------------------------------------------------------------------------------------------------------
          Total current assets                         3,858                  ---                 3,858
Property, plant and equipment, net                     2,051                  ---                 2,051
Other non-current assets                                 117                  ---                   117
-------------------------------------------------------------------------------------------------------
                                                    $  6,026           $      ---              $  6,026
-------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS
EQUITY (DEFICIT)
Current liabilities:
     Current portion of long-term debt              $    473                  ---                   473
     Accounts payable                                  3,883                  ---                 3,883
     Accrued liabilities                                 662                  100 (2)               906
                                                                              144 (3)
     Debt and accrued interest of discontinued
     operations, in default,  due on demand           28,059              (28,059)(1)               ---
-------------------------------------------------------------------------------------------------------
          Total current liabilities                   33,077              (27,815)                5,262
Long-term debt, less current portion                      40                  ---                    40
Commitments and Contingencies
Shareholders= Equity (Deficit)
     Series A Preferred Stock                            ---                9,550 (1)             9,450
                                                                             (100)(2)
     Common stock, no par value                       40,170                  121 (4)            40,291
     Accumulated deficit                             (67,261)              18,509 (1)           (49,017)
                                                                             (144)(3)
                                                                             (121)(4)
-------------------------------------------------------------------------------------------------------
Total shareholders= equity (deficit)                 (27,091)              27,815                   724
-------------------------------------------------------------------------------------------------------
                                                    $  6,026                  ---              $  6,026
=======================================================================================================

See accompanying notes for an explanation of the Proforma Adjustments.

                        MICROELECTRONIC PACKAGING, INC.
                         PRO FORMA UNAUDITED CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                      Amounts in Thousands
                                       Six Months Ended June 30, 1999                     Year Ended December 31, 1998
                                 -------------------------------------------       ----------------------------------------------

                                                   Proforma          After                           Proforma          After
                                  Historical     Adjustments      Adjustment                       Adjustments       Adjustment
                                 (Unaudited)     (Unaudited)      (Unaudited)      Historical      (Unaudited)      (Unaudited)
---------------------------------------------------------------------------------------------------------------------------------

Net Sales                         $     3,924           ---        $     3,924      $    19,271           ---          $   19,271
Cost of goods sold                      3,511           ---              3,511           14,714           ---              14,714
                                --------------------------------------------------------------------------------------------------
Gross profit                              413           ---                413            4,557           ---               4,557
Selling, general and
   administrative                       1,047           ---              1,047            2,915           ---               2,915
Engineering and product
   development                            370           ---                370            1,060           ---               1,060
                                --------------------------------------------------------------------------------------------------
   Income (loss) from
     operations                        (1,004)          ---             (1,004)             582           ---                 582
Other income (expense)
   Interest (expense), net             (1,013)        1,005(3)              (8)             (18)          ---                 (18)
   Other income, net                       91           ---                 91              179            17(3)              196
                                ---------------------------------------------------------------------------------------------------
Income (loss) before taxes             (1,926)        1,005               (921)             743            17                 760
Provision for income taxes                ---           ---                ---               18           ---                  18
Income (loss)                          (1,926)        1,005       $       (921)    $        725            17         $       742
                                ==================================================================================================
Earnings per common share -
   basic:
   Net income (loss)              $     (0.18)                    $      (0.10)    $       0.07                       $      0.04
                                ==================================================================================================
   Weighted average shares
     outstanding                   10,857,000                       10,857,000       10,818,000                        10,818,000
                                ==================================================================================================
Earnings per common
   share--assuming dilution
   Net income (loss)              $     (0.18)                    $      (0.10)    $       0.07                       $      0.01
                                ==================================================================================================
    Weighted average shares
      outstanding                  10,857,000                       10,857,000       10,968,000                        30,035,000
                                ==================================================================================================


------------------------------

Notes to Proforma Adjustments:

1. Reflects the issuance of 9,362,777 shares of Series A Convertible Preferred Stock in exchange for the cancellation of debt and accrued interest totaling $28,059,000 as of June 30, 1999. The fair value of the Preferred Stock was determined by an independent appraisal performed by an investment banker.

2. The estimated expenses of issuing the Series A Convertible Preferred Stock of $100 have been offset against the fair value of the Preferred Stock described in Note 1.

3. To reverse interest expense recorded for debt to be forgiven in exchange for the issuance of Series A Convertible Preferred Stock and record tax liability on extraordinary gain.

4. Reflects the cost of issuing stock options to non-employee directors and lenders, and repricing a warrant for 500,000 shares of Common Stock to one of the debt holders as part of their debt forgiveness, and the corresponding increase in common stock value. The cost of the issuance of such options and the cost of repricing the warrant have been determined in accordance with the fair value based method prescribed in SFAS 123. The Company has estimated the fair value of each stock option and warrant using the Black-Scholes option-pricing model.

5. The Company expects to record an extraordinary gain from the extinguishment of the debt identified in Note 1 of $18,244 as at June 30, 1999. The gain has been calculated by subtracting the fair value of the Series A Preferred Stock plus the expenses of the Debt Conversion Transaction from the $28.059 million in debt as of June 30, 1999. If the transaction had been consummated as of January 1, 1998, the Company would have recorded an extraordinary gain of $17,229 for the year ended December 31, 1998. Such gain is not reflected in the Pro Forma Unaudited Condensed Consolidated Statements of Operations.

6. The Series A Convertible Preferred Stock to be issued by the Company in exchange for the cancellation of debt bears a cumulative annual dividend of $.0357 per share, is initially convertible into two shares of Common Stock for each share of Series A Preferred Stock, and has several other features more fully described in the Consent Solicitation Statement. If the Series A Convertible Preferred Stock had been issued as of January 1, 1998, the Company would have recorded dividends of $167 for the six months ended June 30, 1999 and $334 for the year ended December 31, 1998, respectively, and the cumulative liability for such dividends as of June 30, 1999, assuming such dividends had been unpaid by the Company, would total $501.

7. Series A Convertible Preferred Stock has a cumulative dividend rate of $.0357 per share. For purposes of computing the unaudited proforma income
     (loss) per share, net income (loss) available to common shareholders equals net income minus proforma preferred stock dividends. These dividends total $167 for the six months ended June 30, 1999 and $334 for the year ended December 31, 1998. The weighted average number of shares for the year ended December 31, 1998 on a proforma basis includes dilutive securities comprised of incremental shares assuming the Preferred Stock is converted to Common Stock and incremental shares for Common Stock options to be issued to employees and non-employee directors. Such dilutive securities are excluded from the weighted average number of shares for the six months ended June 30, 1999 because they are anti-dilutive due to the loss incurred by the Company.

================================================================================
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                   FORM 10-Q

[X]   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
      SECURITIES EXCHANGE ACT OF 1934

      FOR THE QUARTERLY PERIOD ENDED  JUNE 30, 1999
                                      -------------

                        COMMISSION FILE NUMBER  0-23562
                                                -------

                        MICROELECTRONIC PACKAGING, INC.
             ----------------------------------------------------
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                                             94-3142624
-----------------------------------------            -----------------------------------
(STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)

9577 CHESAPEAKE DRIVE, SAN DIEGO, CALIFORNIA                       92123
--------------------------------------------                  --------------
 (Address of Principal Executive Offices)                       (ZIP CODE)

Registrant's telephone number, including area code            (858) 292-7000
                                                              --------------

    Indicate by check whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

    YES  [X]                NO  [_]

    At August 10, 1999, there were outstanding 10,856,890 shares of the Registrant's Common Stock, no par value per share.

================================================================================

INDEX                                                                   PAGE NO.
-----                                                                   --------

PART I     FINANCIAL INFORMATION

Item 1.    Condensed Consolidated Financial Statements:
           Condensed Consolidated Balance Sheets..........................    3
           Condensed Consolidated Statements of Operations................    4
           Condensed Consolidated Statements of Cash Flows................    5
           Condensed Consolidated Statement of
           Changes in Shareholders' Deficit...............................    6
           Notes to Condensed Consolidated Financial Statements...........    7
Item 2.    Management's Discussion and Analysis of
           Financial Condition and Results of Operations..................   12
Item 3.    Quantitative and Qualitative Disclosures About Market Risk.....   18


PART II    OTHER INFORMATION

Item 1.    Legal Proceedings..............................................   19
Item 2.    Changes in Securities and Use of Proceeds......................   19
Item 3.    Defaults upon Senior Securities................................   19
Item 4.    Submission of Matters to a Vote of Security Holders............   19
Item 5.    Other Information..............................................   19
Item 6.    Exhibits and Reports on Form 8-K...............................   19

SIGNATURES................................................................   21

EXHIBIT INDEX.............................................................   22

                         PART I - FINANCIAL INFORMATION
                         Item 1 - Financial Statements

                        MICROELECTRONIC PACKAGING, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                JUNE 30,      December 31,
                                                  1999            1998
--------------------------------------------------------------------------
ASSETS                                        (unaudited)
Current assets:
   Cash                                      $    140,000     $    469,000
   Accounts receivable, net                     1,489,000        1,306,000
   Inventories                                  2,065,000        3,073,000
   Other current assets                           164,000           60,000
--------------------------------------------------------------------------
               TOTAL CURRENT ASSETS             3,858,000        4,908,000
Property, plant and equipment, net              2,051,000        1,806,000
Other non-current assets                          117,000          171,000
--------------------------------------------------------------------------
                                             $  6,026,000     $  6,885,000
==========================================================================

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
   Current portion of long-term debt         $    473,000     $     20,000
   Accounts payable                             3,883,000        4,045,000
   Accrued liabilities                            662,000          908,000
   Debt and accrued interest of
     discontinued operations,
     in default, due on demand                 28,059,000       27,055,000
--------------------------------------------------------------------------
               TOTAL CURRENT LIABILITIES       33,077,000       32,028,000
Long-term debt, less current portion               40,000           49,000
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' DEFICIT
         Common stock, no par value            40,170,000       40,143,000
         Accumulated deficit                  (67,261,000)     (65,335,000)
--------------------------------------------------------------------------
Total shareholders' deficit                   (27,091,000)     (25,192,000)
--------------------------------------------------------------------------
                                             $  6,026,000     $  6,885,000
==========================================================================

                        MICROELECTRONIC PACKAGING, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                           Three months ended June 30,   Six months ended June 30,
                                           ---------------------------   -------------------------
                                                1999          1998           1999          1998
==================================================================================================
Net sales                                  $ 2,182,000    $ 5,825,000    $ 3,924,000   $13,159,000
Cost of goods sold                           1,928,000      4,559,000      3,511,000     9,940,000
--------------------------------------------------------------------------------------------------
Gross profit                                   254,000      1,266,000        413,000     3,219,000
Selling, general and administrative            501,000        934,000      1,047,000     1,710,000
Engineering and product development            178,000        320,000        370,000       592,000
--------------------------------------------------------------------------------------------------
    Income (loss) from operations             (425,000)        12,000     (1,004,000)      917,000
Other income (expense):
  Interest (expense), net                     (507,000)        (3,000)    (1,013,000)      (6,0000)
  Other income, net                             90,000        220,000         91,000       290,000
--------------------------------------------------------------------------------------------------
Income (loss)
  before provision for income taxes           (842,000)       229,000     (1,926,000)    1,201,000
Provision for income taxes                          --             --             --       (18,000)
--------------------------------------------------------------------------------------------------
Net income (loss)                          $  (842,000)   $   229,000    $(1,926,000)  $ 1,183,000
==================================================================================================
Net income (loss) per common share - basic $     (0.08)   $      0.02    $     (0.18)  $      0.11
==================================================================================================
Net income (loss) per common share -
assuming dilution                          $     (0.08)   $      0.02    $     (0.18)  $      0.10
==================================================================================================

                        MICROELECTRONIC PACKAGING, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                           Six months ended June 30,
                                                          -------------------------
                                                              1999          1998
===================================================================================
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES        $   (212,000)  $    517,000
-----------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of fixed assets                              (11,000)    (1,024,000)
    Proceeds from the sale of fixed assets                                   10,000
-----------------------------------------------------------------------------------
Net cash used by investing activities                        (11,000)    (1,014,000)
-----------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on long-term debt
      and promissory notes                                  (106,000)       (21,000)
-----------------------------------------------------------------------------------
Net cash provided (used) by financing activities           (106,000)        (21,000)
-----------------------------------------------------------------------------------
NET DECREASE IN CASH                                        (329,000)      (518,000)
CASH AT BEGINNING OF PERIOD                                  469,000      1,296,000
-----------------------------------------------------------------------------------
CASH AT END OF PERIOD                                   $    140,000   $    778,000
===================================================================================

                        MICROELECTRONIC PACKAGING, INC.
                  CONDENSED CONSOLIDATED STATEMENT OF CHANGES
                           IN SHAREHOLDERS' DEFICIT
                                  (unaudited)

                                      Common Stock
                               -------------------------      Accumulated
                                 Shares         Amount          Deficit          Total
                               ----------    -----------     ------------    ------------
Balance at January 1, 1999     10,856,890    $40,143,000     $(65,335,000)   $(25,192,000)

Non-employee stock-based               --                              --
     Compensation                                 27,000                           27,000

Net (loss)                             --             --       (1,926,000)     (1,926,000)
-----------------------------------------------------------------------------------------

Balance at June 30, 1999       10,856,890    $40,170,000     $(67,261,000)   $(27,091,000)
=========================================================================================

                       MICROELECTRONIC PACKAGING, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

1.   QUARTERLY FINANCIAL STATEMENTS
     The accompanying condensed consolidated financial statements and related notes as of June 30, 1999 and for the three and six month periods ended June 30, 1999 and 1998 are unaudited but include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of financial position and results of operations of the Company for the interim periods. Certain prior year amounts have been reclassified to conform to the current year presentation. The results of operations for the three and six month periods ended June 30, 1999 are not necessarily indicative of the operating results to be expected for the full fiscal year. The information included in this report should be read in conjunction with the Company's audited consolidated financial statements and notes thereto and the other information, including risk factors, set forth for the year ended December 31, 1998 in the Company's Annual Report on Form 10-K. Readers of this Quarterly Report on Form 10-Q are strongly encouraged to review the Company's Annual Report on Form 10-K. Copies are available from the Chief Financial Officer of the Company at 9577 Chesapeake Drive, San Diego, California 92123.

2.   INVENTORIES
     Inventories consist of the following:

                                             June 30, 1999    December 31, 1998
                                             -------------    -----------------
                                              (Unaudited)
        Raw materials.....................    $1,722,000        $2,203,000
        Work-in-progress..................     1,003,000         1,531,000
        Finished goods....................         7,000            38,000
        Obsolescence reserve..............      (667,000)         (699,000)
                                              -----------       -----------
                                              $2,065,000        $3,073,000
                                              ===========       ===========


     A substantial portion of the Company's June 30, 1999 inventory, approximately $1.7 million, was purchased for the Company's primary customer. Under the terms of an agreement dated January 5, 1998 between the Company and the customer, the Company has been and continues to be required to maintain certain inventory levels as defined by the agreement. The agreement stipulates that the cost of such inventory will be paid to the Company should the customer terminate the business relationship. Terms of the agreement have been used in determining the carrying value of the Company's June 30, 1999 inventory. The customer can terminate the agreement with 120 days notice, the agreement is not enforceable should the company file bankruptcy, and notice expires in October 2000.

3.   EFFECTS OF INCOME TAXES
     The Company has not recorded provisions for any income taxes for the three and six months ended June 30, 1999, since the Company's operations have generated operating losses for both financial reporting and income tax purposes. A 100% valuation allowance has been provided on the total deferred income tax assets as they are not more likely than not to be realized.

     The Company believes that it has incurred an ownership change pursuant to
     Section 382 of the Internal Revenue Code and, as a result, the Company believes that its ability to utilize its current net operating loss and credit carryforwards in subsequent periods will be subject to annual limitations.

               Notes to Condensed Consolidated Financial Statements (unaudited)
-------------------------------------------------------------------------------
4.   NET INCOME (LOSS) PER SHARE

                                            For the three months ended June 30, 1999
                                            ----------------------------------------
                                              Income         Shares        Per-Share
                                            (Numerator)   (Denominator)      Amount
                                            ----------------------------------------
Loss from continuing operations             $(842,000)             --
BASIC EPS
Loss available to common shareholders       $(842,000)     10,856,890        $(0.08)
                                            ========================================

The computation of diluted loss per share excludes the effect of incremental common shares attributable to the exercise of outstanding common stock options and warrants because their effect was antidilutive due to losses incurred by the Company.

                                            For the three months ended June 30, 1998
                                            ----------------------------------------
                                              Income         Shares        Per-Share
                                            (Numerator)   (Denominator)      Amount
                                            ----------    ------------     ---------
Income from continuing operations           $229,000               --
BASIC EPS
Income available to common shareholders      229,000       10,793,279        $0.02
                                                                           =========
Effect of dilutive securities:
Stock options                                     --        1,408,323
Warrants                                          --               --
                                            ========       ==========
DILUTED EPS
Income available to common
  shareholders + assumed conversions        $229,000       12,201,602        $0.02
                                            ========       ==========      =======

Options to purchase 55,800 shares and warrants to purchase 1,227,693 shares of common stock at prices ranging from $1.00 to $6.50 were outstanding during the second quarter of 1998, but were not included in the computation of diluted EPS because the options' and warrants' exercise prices were greater than the average market price of the common shares for the quarter then ended. The options and warrants, which expire between August 1998 and June 2008 were still outstanding as of June 30, 1998.

                                             For the six months ended June 30, 1999
                                            ----------------------------------------
                                              Income         Shares        Per-Share
                                            (Numerator)   (Denominator)      Amount
                                            ----------    ------------     ---------
Loss from continuing operations             $(1,926,000)           --
Basic EPS
Loss available to common shareholders       $(1,926,000)   10,856,890        $(0.18)
                                            ===========    ==========      =========

The computation of diluted loss per share excludes the effect of incremental common shares attributable to the exercise of outstanding common stock options and warrants because their effect was antidilutive due to losses by the Company.

               Notes to Condensed Consolidated Financial Statements (unaudited)
-------------------------------------------------------------------------------

                                             For the six months ended June 30, 1998
                                            ----------------------------------------
                                              Income         Shares        Per-Share
                                            (Numerator)   (Denominator)      Amount
                                            ----------    ------------     ---------
Income from continuing operations           $ 1,183,000
Basic EPS
Income available to common shareholders       1,183,000    10,793,279        $ 0.11
                                                                             ======
Effect of dilutive securities
Stock options                                        --     1,404,777
Warrants                                             --            --
                                            -----------    ----------
Diluted EPS
Income available to common
shareholders + assumed conversions          $ 1,183,000    12,201,602        $ 0.10
                                            ===========    ==========        ======

Options to purchase 55,800 shares and warrants to purchase 1,227,693 shares of common stock at prices ranging from $1.00 to $6.50 were outstanding during the first six months of 1998, but were not included in the computation of diluted EPS because the options' and warrants' exercise prices were greater than the average market price of the common shares for the six months then ended. The options and warrants, which expire between August 1998 and June 2008 were still outstanding as of June 30, 1998.

5.  COMMITMENTS AND CONTINGENCIES
    The Company entered into an operating lease for manufacturing facilities and corporate offices commencing September 1, 1997, and extending to October 31, 2002. Minimum monthly rental payments of $16,000 began on November 1, 1997, with scheduled annual increases of 6% to 7% per year beginning November 1, 1998.

    The Company also entered into an agreement in 1998 whereby the Company obtained the use of a piece of test equipment and technical support for such equipment from a supplier. The agreement calls for minimum annual payments of $360,000 through 2007, plus the possible acceleration of payments if the Company obtains new customers with projects that require the use of the equipment and technical support of the equipment supplier.

    In 1999, the Company financed the acquisition of certain machinery and equipment for a total obligation of $549,000. The amounts are payable over twelve monthly installments of $46,000 each, ending in April and June 2000.

6.  ASIAN CREDITOR LOAN AGREEMENTS GUARANTEED BY MPI
    As further described below, and as of the date of this filing, the Company has signed agreements with each of the eight creditors of the Singapore subsidiaries which, subject to approval of the Company's shareholders, proposes to convert and cancel the approximately $28.1 million in debt and accrued interest owed to those eight creditors, for 9,362,777 shares of the Series A Convertible Preferred Stock of the Company, which will initially be convertible into 18,725,554 shares of the Company's Common Stock. A further description of this conversion is set forth below.

    With respect to the Company's subsidiaries in Singapore, all of which ceased operations in 1997 ("Singapore Subsidiaries"), the Company guaranteed certain debt obligations of the Singapore Subsidiaries ("Guaranty Obligations"). During 1998, the Company entered into settlement agreements ("Settlement Agreements") with each of the eight creditors of

               Notes to Condensed Consolidated Financial Statements (unaudited)
-------------------------------------------------------------------------------

    the Singapore Subsidiaries to whom the Company had a liability under the Guaranty Obligations ("Singapore Subsidiary Creditors"), pursuant to which the Company and the Singapore Subsidiary Creditors agreed that the Company would be released from all of its liabilities under the Guaranty Obligations in exchange for cash settlement payments in the aggregate amount of approximately $9.3 million ("Settlement Payments"). The Company was obligated to pay the entire amount of the Settlement Payments on or about May 1, 1999 ("Settlement Due Date").

    After entering into the Settlement Agreements, the Company determined that it would not have the ability to pay any portion of the Settlement Payments by the Settlement Due Date. Therefore, the Company and the Singapore Subsidiary Creditors negotiated new terms for the settlement of the Guaranty Obligations, which new settlement terms are set forth in definitive agreements entered into between the Company and each of the eight Singapore Subsidiary Creditors during 1999 ("Definitive Agreements"). The Definitive Agreements provide that the entire amount of the Guaranty Obligations would be converted into shares of the Company's Series A Preferred Stock ("Debt to Equity Conversion") upon approval by a majority of the Company's shareholders. Based upon extension agreements which were signed by the Singapore Subsidiary Creditors during July 1999, these creditors have agreed to an extension of the deadline for the Debt to Equity Conversion to August 31, 1999. Each share of Series A Preferred Stock would be convertible into two shares of the Company's Common Stock, have a 3.5% per annum cumulative dividend, liquidation preferences, registration rights, and certain other rights, preferences and privileges senior to the Company's Common Stock. Upon the effective date of the Debt to Equity Conversion, the entire amount that would be shown on the Company's accompanying financial statements as "Debt and accrued interest of discontinued operations, in default, due on demand ("Discontinued Operations Debt"), the aggregate amount of which is $28,059,000 as of June 30, 1999, would be converted into shares of the Company's Series A Preferred Stock or reflected as a gain on the Company's Statement of Operations. Upon such conversion, the Discontinued Operations Debt would be reduced to zero.

    The Company currently has filed a Consent Solicitation Statement with the Securities and Exchange Commission ("SEC"). Assuming approval by the SEC, this Consent Solicitation Statement will be mailed to all shareholders of the Company in an effort to obtain shareholder approval for the Debt to Equity Conversion. If the proposal is not approved by the shareholders of the Company by August 31, 1999, the Company will request an additional extension of time beyond August 31, 1999 for a reasonable time to enable the Company to receive shareholder approval. However there is no assurance that such request for extensions will be granted.

    In connection with one of the Singapore Subsidiary Creditors, the Company has entered into an agreement with this Singapore Subsidiary Creditor, pursuant to which all of the rights of such creditor under the Guaranty Obligations will be assigned to one or more third parties (some of whom are employees of the Company). All of such third parties have agreed, upon such assignment, to enter into Conversion Agreements and participate in the Debt to Equity Conversion on the same terms and conditions as the other Singapore Subsidiary Creditors ("Creditor Assignment"). The Creditor Assignment will become effective upon the approval of the Debt to Equity Conversion by the Company's

               Notes to Condensed Consolidated Financial Statements (unaudited)
-------------------------------------------------------------------------------

    shareholders. In the event the Company is successful in obtaining shareholder approval of the Debt to Equity Conversion, the Discontinued Operations Debt will be eliminated in its entirety and the Company will no longer have any liabilities under the Guaranty Obligations. In addition, if the Company is successful in completing the Debt to Equity Conversion, the equity interests of the Company's existing shareholders will be substantially diluted and the Singapore Subsidiary Creditors, assuming conversion of all their Series A Preferred Stock on the closing of the Debt to Equity Conversion, would own a majority of the outstanding Common Stock of the Company.

7.  GOING CONCERN
    The Company's accompanying financial statements have been prepared assuming the Company (along with its only operating subsidiary, CTM) will continue as a going concern. A number of factors, including the Company's history of significant losses, the debt service costs associated with the Guaranty Obligations and the Company's other debt obligations, and the current uncertainty regarding whether the Company will successfully complete the Debt to Equity Conversion, raise substantial doubts about the Company's ability to continue as a going concern. As of June 30, 1999, the Company has an accumulated deficit of $67.3 million and a working capital deficiency of $29.2 million, which includes $28.1 million of liabilities under the Guaranty Obligations. In the event the Company is not successful in completing the Debt to Equity Conversion, and any of the Singapore Subsidiary Creditors demand that the Company pay any portion of the Settlement Payments or any of the Company's liabilities under the Guaranty Obligations, the Company would be unable to do so. If the Company fails to complete the Debt to Equity Conversion, material adverse impacts will occur with respect to the Company's financial condition and ability to continue as a going concern. Furthermore, the company believes such failure would be likely to require the Company and its U.S. subsidiaries to initially seek bankruptcy protection under Chapter 11 of Title 11 of the United States
    Code and there can be no assurance any such bankruptcy proceeding would remain as a chapter 11 proceeding.

8.  FORWARD LOOKING STATEMENTS
    These Condensed Consolidated Financial Statements contain forward-looking statements which involve substantial risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the effects of debt restructuring.

               ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve substantial risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in this section and elsewhere in this Quarterly Report on Form 10-Q.

RESULTS OF OPERATIONS

NET SALES

For the three months ended June 30, 1999, net sales were $2,182,000 as compared to net sales of $5,825,000 for the second quarter of 1998, resulting in decreased sales of $3,643,000 or 62%. The decrease in net sales is primarily the result of decreased shipments to the Company's largest customer. Sales to this one customer comprised 90% and 91% of total net sales for the second quarters of 1999 and 1998, respectively. Sales to this customer declined from $5,039,000 for the second quarter of 1998 to $1,958,000 for the second quarter of 1999, a decrease of $3,081,000 or 61%. Units shipped to this one customer declined by 47%, reflecting lower demand from the customer in the second quarter of 1999 as compared to the second quarter of 1998. Revenue in terms of dollars declined by more than revenue in terms of units because of a significant shift in product mix in 1999. Approximately 40% of sales to the Company's largest customer in 1999 were comprised of the repair and upgrade of multi-chip modules
(MCMs). This repair activity generates only approximately one-fourth of the dollar revenue as compared to the dollar revenue of newly-built MCMs, thereby causing a decline in revenue dollars greater than the decline in revenue units. Such repair activities comprised only approximately 10% of sales for the second quarter of 1998.

For the six months ended June 30, 1999, net sales were $3,924,000, representing a decrease of $9,235,000 or 70% over net sales of $13,159,000 for the corresponding period of 1998. The decrease in net sales is primarily the result of decreased shipments to the Company's largest customer. Sales to this one customer comprised 88% and 93% of total net sales for the six month periods ended June 30, 1999 and 1998, respectively. The dollar value of shipments to the Company's largest customer declined by 66% for the six month period ended June 30, 1999 as compared to the same period in 1998. Unit shipments to that same customer declined by 41% over the same comparative periods. Approximately 40% of sales to the Company's largest customer in the six months ended June 30, 1999 were comprised of the repair and upgrade of MCMs, as compared to less than 10% in the six months ended June 30, 1998. This repair activity caused the decline in revenue dollars to be greater than the decline in revenue units as described above.

COST OF GOODS SOLD

For the three months ended June 30, 1999, the cost of goods sold was $1,928,000 as compared to $4,559,000 for the second quarter of 1998, a decrease of 2,631,000 or 58%. The decrease in cost of goods sold is partially due to a 41% decline in total MCM units shipped from 1998 to 1999.

The decrease in units shipped was exacerbated by a 33% decrease in the average selling price of a unit shipped in 1999 as compared to the corresponding quarter of 1998. The primary reason for the decrease in average cost per unit sold results from the change in product mix due to the repair and upgrade activities described above.

For the six months ended June 30, 1999, the cost of goods sold was $3,511,000, representing a decrease of $6,429,000 or 65% over cost of goods sold of $9,940,000 for the corresponding period of 1998. The decrease in cost of goods sold is partially due to a 37% decline in MCM units shipped from 1998 to 1999. The decrease in units shipped was exacerbated by an approximately 50% decrease in the average selling price of a unit shipped in 1999 as compared to the corresponding quarter of 1998. The primary reason for the decrease in average cost per unit sold results from the change in product mix due to the repair and upgrade activities described above.

GROSS PROFIT

Gross profit was $254,000 (12% of net sales) for the second quarter of 1999 as compared to $1,266,000 (22% of net sales) for the second quarter of 1998. The decrease in gross profit is attributable to the decrease in sales. The decrease in gross profit as a percentage of net sales is the result of the change in product mix, as discussed above, as well as the effect of the absorption of fixed manufacturing costs over lower sales revenue for the 1999 period as compared to the 1998 period.

Gross profit was $413,000 (11% of net sales) for the six months ended June 30, 1999 as compared to $3,219,000 (24% of net sales) for the six months ended June 30, 1998. The decrease in gross profit as a percentage of net sales is the result of the change in product mix, as discussed above, as well as the effect of the absorption of fixed manufacturing costs over lower sales revenue for the 1999 period as compared to the 1998 period.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses were $501,000 for the second quarter of 1999, representing a decrease of $433,000 or 46% from the second quarter of 1998. Selling, general and administrative expenses were $1,047,000 for the six months ended June 30, 1999, representing a decrease of $663,000 or 39% from the comparative period of 1998. The decreases are the result of a reduction of consulting fees which had been incurred by the Company in 1998, as well as reductions in staffing commensurate with the lower sales volume activity in 1999.

ENGINEERING AND PRODUCT DEVELOPMENT

Engineering and product development expenses were $178,000 for the second quarter of 1999 and $370,000 for the six months ended June 30, 1999, representing decreases of $142,000 or 44% and $222,000 or 38% from the corresponding periods of 1998, respectively. The decreases are primarily comprised of decreased use of outside consultants in 1999 as compared to 1998.

INTEREST EXPENSE

Interest expense was $507,000 for the second quarter of 1999, representing an increase of $504,000 from the corresponding quarter of 1998. Interest expense was $1,013,000 for the six months ended June 30, 1999, representing an increase of $1,007,000 from the same period of 1998. The Company had previously recorded at June 30, 1997 estimated interest on the Guaranty Obligations through December 31, 1998, as part of the estimated loss on its discontinued operations. Since the Guaranty Obligations have not yet been paid, the Company initiated the accrual of interest thereon at the beginning of 1999. The Company has accrued but not paid this interest. No provision for this interest expense was necessary in 1998 as the Company had accrued interest expense at June 30, 1997 as part of its discontinued operations. See Note 6 to the accompanying Condensed Consolidated Financial Statements for an explanation of how the Company intends to eliminate the Guaranty Obligations and the associated interest expense.

OTHER INCOME

Other income was $90,000 for the second quarter of 1999, as compared to $220,000 for the second quarter of 1998. Other income was $91,000 for the six months ended June 30, 1999 as compared to $290,000 for the same period of 1998. Other income for 1999 is primarily comprised of the estimated collection of a receivable from 1997. Other income for 1998 was comprised of the amortization of deferred revenue and the collection of an insurance recovery, both of which were related to the Company's former Singapore operations, and which were reclassified to discontinued operations at December 31,1998.

EFFECTS OF INCOME TAXES

The Company has not recorded provisions for any income taxes for the three and six months ended June 30, 1999, since the Company's operations have generated operating losses for both financial reporting and income tax purposes. A 100% valuation allowance has been provided on the total deferred income tax assets as they are not more likely than not to be realized.

The Company believes that it has incurred an ownership change pursuant to
Section 382 of the Internal Revenue Code, and, as a result, the Company believes that its ability to utilize its current net operating loss and credit carryforwards in subsequent periods will be subject to annual limitations.

LIQUIDITY AND CAPITAL RESOURCES

During the six months ended June 30, 1999, operating activities of continuing operations used $212,000. The source of the Company's cash flow during this period was principally the liquidation of inventory. Investing activities, consisting principally of the acquisition of fixed assets of continuing operations, used $11,000. At June 30, 1999, the Company had a working capital deficiency of $29,219,000 and an accumulated deficit of $67,261,000. At June 30, 1999, the Company had outstanding approximately $28,059,000 of principal and accrued interest under the Guaranty Obligations.

The Company's sources of available liquidity at June 30, 1999 consisted of inventories of $2,065,000, trade accounts receivable of $1,489,000 and its cash balance of $140,000. The Company has no borrowing arrangements available to it.

As indicated in Note 6 to the Condensed Consolidated Financial Statements, the Company has renegotiated its settlement of the Guaranty Obligations, pursuant to which settlement all liabilities and accrued interest under the Guaranty Obligations would be converted into 9,362,777 shares of the Company's Series A Preferred Stock. If the Conversion Agreements are not all finalized, or if the Company's shareholders do not approve the Debt to Equity Conversion, the entire liability of $28,059,000 under the Guaranty Obligations, which is currently in default, will be immediately due and payable.

FUTURE OPERATING RESULTS

Status as a Going Concern. The Company's independent certified public accountants have included an explanatory paragraph in their audit report with respect to the Company's 1998, 1997, 1996 and 1995 consolidated financial statements related to a substantial doubt with respect to the Company's ability to continue as a going concern. Absent outside debt or equity financing, and excluding significant expenditures required for the Company's major projects and assuming the Company is successful in restructuring its liability under the Guaranty Obligations, the Company currently anticipates that cash on hand and anticipated cash flow from operations may be adequate to fund its operations in the ordinary course throughout 1999 and 2000. In the event the Company is not successful in completing the Debt to Equity Conversion, and any of the Singapore Subsidiary Creditors demand that the Company pay any portion of the Settlement Payments or any of the Company's liabilities under the Guaranty Obligations, the Company would be unable to do so. If the Company fails to complete the Debt to Equity Conversion, material adverse impacts will occur with respect to the Company's financial condition and ability to continue as a going concern. Furthermore, the Company believes such failure would be likely to require the Company and its U.S. subsidiaries to initially seek bankruptcy protection under Chapter 11 of Title 11 of the United States Code and there can be no assurance any such bankruptcy proceeding would remain as a Chapter 11 proceeding. Further, any significant increase in planned capital expenditures or other costs or any decrease in or elimination of anticipated sources of revenue could cause the Company to restrict its business and product development efforts. If adequate revenues are not available, the Company will be unable to execute its business development efforts and may be unable to continue as a going concern. There can be no assurance that the Company's future consolidated financial statements will not include another going concern explanatory paragraph if the Company is unable to restructure its liability under the Guaranty Obligations and become profitable. The factors leading to and the existence of the explanatory paragraph will have a material adverse effect on the Company's ability to obtain additional financing.

Risk of Bankruptcy. If the Company is not able to restructure its liabilities under the Guaranty Obligations, the Company believes it will initially file for reorganization under Chapter 11 of Title 11 of the United States Code or if a Chapter 11 bankruptcy cannot be completed, the company may be liquidated under Chapter 7 of Title 11 of the United States Code. There can be no assurance that if the Company decides to reorganize under the applicable laws of the United States that such reorganizational efforts would be successful or that shareholders would receive any distribution on account of their ownership of shares of the Company's stock. Similarly, there can be no assurances that if the Company decides to liquidate under the applicable laws of the United States that such liquidation would result in the shareholders receiving any distribution on account of their ownership of shares of the Company's stock. In fact, if the Company were to be reorganized or liquidated under the applicable laws of the United

States, the bankruptcy laws would require (with limited exceptions) that the creditors of the Company be paid before any distribution is made to the shareholders.

Certain Obligations of MPS. In connection with Microelectronic Packaging (S) Pte. Ltd. ("MPS") borrowing from Citibank N.A., Motorola guaranteed (and subsequently satisfied MPS' obligation) $2.2 million in borrowings from Citibank N.A. Under the terms of the agreement relating to Motorola's guarantee, MPI granted Motorola a security interest in all of the issued and outstanding capital stock of MPS, CTM Electronics, Inc. ("CTM") and Microelectronic Packaging America ("MPA"). While in default, Motorola may have the right to vote and give consents with respect to all of the issued and outstanding capital of MPS, CTM and MPA. As a result, during the continuation of any such event of default, MPI may be unable to control at the shareholder level the direction of the subsidiaries that generate substantially all of the Company's revenues and hold substantially all of the Company's assets. Any such loss of control would have a material adverse effect on the Company's business, prospects, financial condition, results of operations and status as an ongoing concern and could force the Company to seek protection under what it believes would initially be Chapter 11 of Title 11 of the United States Code or similar bankruptcy laws of Singapore however there can be no assurance it would remain a Chapter 11. The other Asian debt agreements contain numerous restrictions and events of default that have been triggered by the aforementioned actions and would, if they became effective and operative, materially adversely affect the Company's business, prospects, results of operations, condition and status as an ongoing concern and could force the Company to seek protection under what it believes would initially be Chapter 11 of Title 11 of the United States Code or similar bankruptcy laws of Singapore however there can be no assurance it would remain a Chapter 11.

In July 1999, the Company and Motorola signed a definitive agreement which calls for the conversion of all the Company's liabilities to Motorola under the Guaranty Obligations into shares of the Company's Series A Preferred Stock, as explained in Note 6 to the accompanying Condensed Consolidated Financial Statements. There can be no assurance that the Company will be successful in its efforts to obtain Shareholder approval to complete this Debt to Equity Conversion Agreement.

Reliance on Schlumberger. Sales to one customer, Schlumberger, accounted for 90% of the Company's net sales in the second quarter of 1999 and is expected to continue to account for most of the Company's net sales in 1999. Under the agreement between Schlumberger and the Company entered into in January 1998, the Company is obligated to provide Schlumberger with its requirements for MCM product. Given the Company's anticipated continued reliance on its MCM business as a large percentage of overall net sales, the failure to meet Schlumberger's requirements will materially adversely affect the Company's ability to continue as a going concern. In addition, under the terms of the agreement, Schlumberger is entitled to request repricing of the Company's products. Schlumberger has requested repricing on several occasions in the past. Such repricing in the future may result in the Company being unable to produce the products made for Schlumberger with an adequate operating profit, and the Company may be unable to compete with the prices of other vendors who supply the same or similar products to Schlumberger. The failure to satisfy the terms of the agreement, or the failure of the Company to achieve an operating profit under the contract, would have a material adverse impact on the Company's business, financial condition, and results of operation.

Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than one year, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry and in other industries concerning the potential effects associated with such compliance. Although the Company currently offers products that are designed to be Year 2000 compliant, there can be no assurance that the Company's products and the software products used by the Company contain all necessary date code changes. As of June 30, 1999, the Company has partially completed an analysis of its readiness for compliance with the Year 2000 change. Its assessment of its manufacturing systems and company products reveals that no known Year 2000 issues currently exist either in the products, their raw materials, or their relationship as components to larger systems produced by its customers; its financial systems software has been upgraded to a newer replacement system, and which system is Year 2000 compliant; documentation systems that currently use fixed dating are Year 2000 compliant, while those that require revision dating are currently under review; and approximately 50% of the Company's computing hardware systems have been upgraded to be Year 2000 compliant. The Company's costs to become Year 2000 compliant as of June 30, 1999 have been $235,000 for computer software and $48,000 for computer hardware.

The Company has not yet completed its analysis of its readiness for compliance with the Year 2000 change. Based upon the partial analysis described above, the Company believes its exposure to Year 2000 risks is limited because the majority of the Company's recordkeeping systems are new and compliant and have been installed within the last two years. The Company utilizes no custom-programmed "legacy" software or hardware systems known to need Year 2000 upgrading or conversion. The Company believes it should be fully compliant with its Year 2000 issues by the end of the third quarter of 1999 when it believes it will have completed due diligence of its internal systems and supplier compliance requirements, as well as completed the remaining 50% of its computing hardware upgrades needed. However, there can be no assurance that conditions or events may occur during the course of the completion of this analysis which will have an adverse impact on the Company's readiness for compliance with the Year 2000 change. In addition, the Company cannot be certain that its suppliers, service providers and customers will be Year 2000 compliant. The failure of these companies to be fully compliant could create critical cash shortages to the Company due to the inability of customers to send payments to the Company. In addition, any product shortages from suppliers, or service shutdowns from the Company's utility or communications providers could potentially shut down the Company's manufacturing operations, thereby causing a material adverse impact on the Company's operations and liquidity.

The Company believes that the purchasing patterns of customers and potential customers and the performance of vendors may be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products such as those offered by the Company or the inability to render services or provide supplies to the Company. Year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software products, and disruption of supply patterns. Additionally, Year 2000 issues could cause a significant number of companies, including current Company customers and vendors, to spend significant resources upgrading their internal systems, and as a result consider switching to other systems or suppliers. Any of the foregoing could result in a material adverse effect on the Company's business, operating results and financial condition.

                     ITEM 3 - QUANTITATIVE AND QUALITATIVE
                         DISCLOSURES ABOUT MARKET RISK

The Company has no derivative financial instruments.

The Company has outstanding indebtedness at June 30, 1999 to DBS denominated in Singapore dollars of approximately Singapore $737,000 (U.S. equivalent $445,000). All of the Company's other indebtedness is denominated in U.S. dollars, and all other Singapore-based assets have been liquidated by the receiver of MPM or MPS and used to retire outstanding indebtedness. Accordingly, the Company believes its exposure to foreign currency rate movements is limited.

                          PART II - OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

         None.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS

         None.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

         None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         None.

ITEM 5.  OTHER INFORMATION

         None.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

         Reports on Form 8-K.

         None.


         The Exhibits filed as part of this report are listed below.

         Exhibit No.  Description
         -----------  -----------
         10.81 First Amendment to Debt Conversion and Mutual Settlement and Release Agreement between Transpac Capital and the Company dated June 30, 1999.
         10.82 Debt Conversion and Mutual Settlement and Release Agreement between Motorola, Inc. and the Company dated June 3, 1999.
         10.83 First Amendment to Debt Conversion and Mutual Settlement and Release Agreement between Motorola, Inc. and the Company dated June 30, 1999.
         10.84 First Amendment to Debt Conversion and Mutual Settlement and Release Agreement between Texas Instruments Incorporated and the Company dated June 30, 1999.
         10.85 First Amendment to Debt Conversion and Mutual Settlement and Release Agreement between ORIX Leasing and the Company dated June 30, 1999.

         10.86 Debt Conversion and Mutual Settlement and Release Agreement between The Development Bank of Singapore Limited and the Company dated April 30, 1999.
         10.87 First Amendment to Debt Conversion and Mutual Settlement and Release Agreement between The Development Bank of Singapore Limited and the Company dated June 30, 1999.
         10.88 Nonbinding Letter Agreement between Samsung Corning Co., Ltd. and the Company.
         10.89 Debt Conversion and Mutual Settlement and Release Agreement between Samsung Corning Co., Ltd. and the Company dated May 3, 1999.
         10.90 First Amendment to Debt Conversion and Mutual Settlement and Release Agreement between Samsung Corning Co., Ltd. and the Company dated June 30, 1999.
         10.91 Debt Conversion and Mutual Settlement and Release Agreement between NS Electronics Bangkok (1993), Ltd. and the Company and the Company dated May 3, 1999.
         10.92 First Amendment to Debt Conversion and Mutual Settlement and Release Agreement between NS Electronics Bangkok
                      (1993), Ltd. and the Company dated June 30, 1999.
         10.93 Debt Conversion and Mutual Settlement and Release Agreement between FI Financial, LLC and the Company dated June 10, 1999.
         10.94 First Amendment to Debt Conversion and Mutual Settlement and Release Agreement between FI Financial, LLC and the Company dated June 30, 1999.
         10.95 Nonbinding Letter Agreement between STMicroelectronics, Inc. and the Company dated April 14, 1999.
         27.1         Financial Data Schedule

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       MICROELECTRONIC PACKAGING, INC.
                                       -------------------------------
                                               (Registrant)


Date:  August 12, 1999                 By: /s/  Denis J. Trafecanty
       ---------------                    --------------------------------------
                                           Denis J. Trafecanty
                                           Senior Vice President,
                                           Chief Financial Officer and Secretary

                                 EXHIBIT INDEX

         Number       Description
         ------       -----------
         10.81        First Amendment to Debt Conversion and Mutual Settlement
                      and Release Agreement between Transpac Capital and the Company dated June 30, 1999.
         10.82        Debt Conversion and Mutual Settlement and Release
                      Agreement between Motorola, Inc. and the Company dated
                      June 3, 1999.
         10.83        First Amendment to Debt Conversion and Mutual Settlement
                      and Release Agreement between Motorola, Inc. and the Company dated June 30, 1999.
         10.84        First Amendment to Debt Conversion and Mutual Settlement
                      and Release Agreement between Texas Instruments
                      Incorporated and the Company dated June 30, 1999.
         10.85        First Amendment to Debt Conversion and Mutual Settlement
                      and Release Agreement between ORIX Leasing and the Company dated June 30, 1999.
         10.86        Debt Conversion and Mutual Settlement and Release
                      Agreement between The Development Bank of Singapore
                      Limited and the Company dated April 30, 1999.
         10.87        First Amendment to Debt Conversion and Mutual Settlement
                      and Release Agreement between The Development Bank of
                      Singapore Limited and the Company dated June 30, 1999.
         10.88        Nonbinding Letter Agreement between Samsung Corning Co.,
                      Ltd. and the Company.
         10.89        Debt Conversion and Mutual Settlement and Release
                      Agreement between Samsung Corning Co., Ltd. and the
                      Company dated May 3, 1999.
         10.90        First Amendment to Debt Conversion and Mutual Settlement
                      and Release Agreement between Samsung Corning Co., Ltd.
                      and the Company dated June 30, 1999.
         10.91        Debt Conversion and Mutual Settlement and Release
                      Agreement between NS Electronics Bangkok (1993), Ltd. and the Company dated May 3, 1999.
         10.92        First Amendment to Debt Conversion and Mutual Settlement
                      and Release Agreement between NS Electronics Bangkok
                      (1993), Ltd. and the Company dated June 30, 1999.
         10.93        Debt Conversion and Mutual Settlement and Release
                      Agreement between FI Financial, LLC and the Company dated
                      June 10, 1999.
         10.94        First Amendment to Debt Conversion and Mutual Settlement
                      and Release Agreement between FI Financial, LLC and the
                      Company dated June 30, 1999.
         10.95        Nonbinding Letter Agreement between STMicroelectronics,
                      Inc. and the Company dated April 14, 1999.

         27.1         Financial Data Schedule